As Filed with the Securities and Exchange Commission
On May 12, 2004
Registration No. 333-113883

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

AMENDMENT NO.3

FORM SB-2/A

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DIASYS CORPORATION

DELAWARE	3826	06-1339248
(State of Incorporation)	Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification No.)

81 WEST MAIN STREET
WATERBURY, CT 06702
(203) 755-5083
(Address and telephone number of Principal Executive Office)

GREGORY WITCHEL
CHIEF EXECUTIVE OFFICER

81 WEST MAIN STREET
WATERBURY, CT 06702
(203) 755-5083
(Address and telephone number of Agent for Service)

COPIES TO:

RICHARD T. KEPPELMAN, ESQ.
LEVY & DRONEY, P.C.
74 BATTERSON PARK ROAD
FARMINGTON, CONNECTICUT 06032
(860) 676-3000

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. /_/

       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./_/

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./_/

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

PROSPECTUS
DIASYS CORPORATION

2,483,600 Shares
Common Stock $.001 par value

      Under this prospectus, Icon Investors Ltd., or Icon, may resell up to 2,483,600 shares of our common stock that Icon has purchased or may purchase from us pursuant to a Common Stock Purchase Agreement, sometimes referred to as an "equity line facility," that we have entered into with Icon and that is further described in this prospectus. We will not receive any proceeds from any resales of our common stock made by Icon under this prospectus.

      Icon is an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with its sale of our common stock under this prospectus. No other person has been engaged to facilitate the sale of shares of Common Stock pursuant to this prospectus.

      Our Common Stock is listed on American Stock Exchange under the symbol "DYX". On May 7, 2004, the last reported sale price of our Common Stock was $.67 per share.

      THE SHARES OFFERED IN THIS PROSPECTUS INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May ___, 2004

      You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We and Icon have not authorized anyone else to provide you with different information. The selling stockholder will not make an offer of these shares in any state that prohibits such an offer. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the cover page of such documents.

      All references in this prospectus to "DiaSys," the "Company," "us," "our," "Registrant," or "we" include DiaSys Corporation, a Delaware corporation, and any subsidiaries or other entities that we own or control. All references in this prospectus to "Common Stock" refer to our Common Stock, par value $0.001 per share.

      The following summary should be read in conjunction with the audited and unaudited financial statements appearing elsewhere in this prospectus.

PROSPECTUS SUMMARY

      The Company designs, develops, manufactures and distributes propriety workstation-instruments, consumables, reagents and specialized test kits to hospital, clinical and private physician laboratories worldwide. The Company's workstation instruments standardize, increase the accuracy of, and reduce the cost to perform laboratory analysis of urine sediment, fecal concentrates, cerebral spinal fluid (CSF), fine needle aspirations (FNA), and other cell suspensions compared to traditional laboratory testing methods. The Company's consumable products are in some cases combined with the Company's workstation instruments to create practical, affordable system-solutions, while other consumables provide cost-effective alternatives to similar products offered by other companies. The Company has also developed a rapid, inexpensive method for diagnosing Multiple Myeloma cancer; America's second most prevalent blood cancer. The Multiple Myeloma test is sold in Europe for research purposes only and is in the process of being tested for human applications worldwide.

      We sell and service our products in North America both directly and through strategic distribution relationships with Bayer Corporation (NYSE:BAY), Bayer Incorporated (Canada), Cardinal Heath (NYSE:CAL), and Fisher Healthcare, a division of Fisher Scientific International Inc (NYSE:FSH). We also market our products through numerous relationships with group purchasing organizations including Broadlane Inc, Premier Inc. and VWR.

      The Company directly sells and services its products in the United Kingdom through its wholly owned subsidiary based in Wokingham, England. Sales and service throughout Europe, Asia and South America is conducted through independent, third party distributors or strategic trading partners such as Hua Sin Science Co. Limited in China. All distributors and strategic partners are managed by the Company through either of its offices in the United States or United Kingdom.

      The Company's executive offices are located at 81 West Main Street, Waterbury, Connecticut 06702. The company's telephone number is (203) 755-5083.

      Our offering is for up to 2,483,600 shares to be sold to Icon Investors Ltd and resold to the public.

      The Company's Common Stock is traded on the American Stock Exchange under the symbol DYX.

      All references in this prospectus to "we", "us", "our" DiaSys and the Company shall mean DiaSys Corporation and its wholly-owned subsidiary.

RISK FACTORS

      You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

      If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our Common Stock could decline and you could lose all or part of your investment.

      This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Related to the Company

      Our Operating Results Have Fluctuated In The Past And Are Likely To Continue To Fluctuate In The Future On An Annual And Quarterly Basis, Due To Numerous Factors, Many Of Which Are Outside Of Our Control. Some of the factors that may cause these fluctuations include:

      - changing market demand for, and declines in the average selling prices of, our products;

      - the timing of and delays or cancellations of significant orders from major customers;

      - the loss of one or more of our major customers;

      - the cost, availability and quality of components from our suppliers;

      - the cost, availability, and quality of assemblies from contract and subcontract manufacturers;

      - delays in the introduction of our new products;

      - competitive product announcements and introductions;

      - development of new technologies by our competitors;

      - changes in customer preferences;

      - changes in the regulatory environment, product health and safety concerns

      - general economic conditions; and

      - loss of key personnel.

We Continue To Incur Operating Losses. We have experienced net losses during each fiscal period since our initial public offering in 1995, with the exception of the quarter ended June 30, 2003, when the Company reported its first quarterly profit of $164,986. We incurred net losses of $1,620,319 for the fiscal year ended June 30, 2003 and net losses of $1,182,527 for the six-month period ended December 31, 2003. We cannot predict when we will achieve profitable operations. Our ability to become profitable will depend, among other things, on our (1) development of our proposed products, (2) obtaining of regulatory approvals of our proposed products on a timely basis, and (3) success in manufacturing, distributing and marketing our current and/or proposed products. As of December 31, 2003, we had an accumulated deficit of $14, 286,536.

We May Have A Need For Additional Financing And It May Not Be Available To Us On Exceptional Terms. We believe that our current cash and cash equivalents are sufficient to support during the next twelve months our operational requirements as well as the continued development and marketing of our products and technologies. However, in the event that our plans or assumptions change or prove to be inaccurate, we may be required to seek additional financing. We will seek additional financing from the sale of equity or debt, from private and public sources and/or from collaborative licensing and/or marketing arrangements with third parties. However, we have not made arrangements for, and such additional external funding may not be available to us on acceptable terms, if at all. If we cannot obtain such additional financing or partnering arrangements, we may need to modify our business objectives or reduce or even cease certain or all of our product development programs and other operations.

The Laboratory Equipment Industry Is Highly Competitive And Many Of Our Potential Competitors Have Greater Financial And Technological Resources Then We Have. We Are Engaged In A Highly Competitive Industry. We expect to encounter competition in the laboratory equipment industry from numerous existing companies, including large international enterprises and others entering the industry. Although we believe that the "R/S" and "FE" series workstations are currently the only products of their type in the market, competing technologies exist such as: (i) traditional use of a microscope to examine a glass slide of human body fluids; (ii) traditional use of a microscope to examine human body fluids introduced into a pre-formed plastic slide assembly; (iii) a video imaging system which automatically "recognizes" and "counts" pre-stored images of "common shapes" found in human body fluids; (iv) a laser based system which detects "abnormal" urines thereby reducing the number which must be manually analyzed; and, (v) pre-screening using chemically treated reagent or "dip" strips.

      Many of our competitors and potential competitors have substantially greater resources, including capital, research and development, personnel and manufacturing and marketing capabilities, and also may offer well-established, broad product lines and ancillary services. Some of our competitors have long-term or preferential supply arrangements with hospitals. Such arrangements may act as a barrier to market entry to our products. Competing companies may succeed in developing products that are more efficacious or less costly, and such companies may also be more successful than us in production and marketing.

      The Laboratory Equipment Market Is Subject To Frequent And Rapid Changes In Technology And Customer Preferences. Our competitors may develop new products that are more useful or less costly than our products. Rapid technological development by others may result in our products becoming obsolete before we recover a significant portion of the research, development and commercialization expenses incurred with respect to those products If we cannot develop new products in response to changes in technology or customer preferences, we will lose market share to our competitors. Patents and intellectual property rights are important to us but could be challenged.

      Proprietary Protection For Our Products Is Of Material Importance To Our Business In The U.S. And Most Other Countries. We have numerous patents and trademarks throughout the world, and many additional applications pending. We have sought and will continue to seek proprietary protection for our products to attempt to prevent others from commercializing equivalent products in substantially less time and at substantially lower expense. Our success may depend on our ability to (1) obtain effective patent protection within the United States and internationally for our proprietary technologies and products, (2) defend patents we own, (3) preserve our trade secrets, and (4) operate without infringing upon the proprietary rights of others.

      While we have obtained numerous patents and have additional patent applications pending, the extent of effective patent protection in the United States and other countries is highly uncertain and involves complex legal and factual questions. No consistent policy addresses the breadth of claims allowed in or the degree of protection afforded under patents of medical and pharmaceutical companies. Patents we currently own or may obtain might not be sufficiently broad to protect us against competitors with similar technology. Any of our patents could be invalidated or circumvented.

      The patent application and issuance process takes years, and may be expensive. We might not obtain all of the United States patents we have applied for related to the "R/S" and "FE" series or other technology or products that we may develop. In addition, we do not have and may never obtain foreign patents equivalent to the claims in our U.S. patents.
      Because a United States pending patent application is confidential, we cannot know the inventions claimed in pending patent applications filed by third parties. We may need to defend or enforce our patent and license rights or determine the scope and validity of the proprietary rights of others through litigation. Defense and enforcement of patent claims may be expensive and time-consuming, even when the outcome is in our favor. Defense and enforcement actions may use substantial resources originally allocated to other activities such as studies and continuing development of our products and technologies. While we believe that our patents will prevail in any potential litigation, it is possible that the holders of these competing patents will commence a lawsuit against us and that we will not prevail in any such lawsuit. Litigation could result in substantial cost to and diversion of effort by us, which may harm our business. In addition, our efforts to protect or defend our proprietary rights may not be successful or, even if successful, may result in substantial cost to us. In the event of an unfavorable outcome in any patent infringement suit, we may be required to:

      - assume significant liabilities to third parties,

      - obtain licenses from third parties,

      - alter our products or processes, or

      - cease altogether any of our related research and development activities or product sales.

We Depend On Agreements With Third Parties To Protect Our Rights To Certain Technology. We may encounter disputes regarding the proprietary rights to technological information that employees, consultants, advisors or other third parties independently develop and apply to any of our proposed products. These disputes might not be resolved in our favor. We may also rely on trade secrets and proprietary know-how that may become known to others despite our efforts to keep them confidential. Although we seek to protect our trade secrets and proprietary know-how in part by our confidentiality agreements with employees, consultants, advisors or others, these parties may breach their agreements, and we might not obtain adequate remedies. Similarly, competitors may discover or independently develop our trade secrets or proprietary know-how in such a manner that we have no legal recourse.

We Are Dependent On Third Party Subcontractors For The Production Of Our Products. We rely on subcontractors to manufacture certain components of our products, based on our specifications. The risks associated with reliance on subcontractors include:

      - subcontractors may fail to meet our requirements for quality, quantity, timeliness, or pricing; and

       - although we have developed alternate qualified vendors for our critical raw materials and supplies, we may not be able to find or obtain additional substitute vendors, if required.

We Depend Upon Third Parties For The Sale, Marketing And Distribution Of Our Products. We depend on third parties for the sale, marketing and distribution of our products in South and Central America, Europe (other than the United Kingdom), the Middle East, India Africa, China and Pacific Asia. We currently have not commenced distribution operations in Korea. We are in the process of qualifying a suitable distributor in Korea however we may not be able to secure such a distributor.

      Our dependence on third parties requires us to spend significant funds to inform these third-party distributors of the distinctive characteristics and benefits of our products. Our operating results and long term success will depend on our ability to establish and maintain successful arrangements with these third parties.

We Expect To Continue To Incur Substantial Marketing Costs. We currently market our products through regional sales managers in North America and the United Kingdom and through independent distributors in several foreign countries. We have incurred and expect to continue to incur substantial costs in connection with marketing and sales efforts. During the year ended June 30, 2003, we spent $1,195,896 in connection with marketing and sales efforts.

We Are Dependent On Retaining Our Key Personnel. Our success is dependent upon the continued involvement of key personnel, including Gregory Witchel, our Chief Executive Officer. If Mr. Witchel left the Company, it would be difficult for us to find an adequate replacement. In addition, we must attract and retain other talented individuals in order to carry out our business objectives.

We May Be Subject To Potential Product Liability Claims, Creating Risk And Expense. We are exposed to product liability risks inherent in the development, testing, manufacturing, marketing and sale of our products. Product liability insurance for the diagnostic industry is extremely expensive, difficult to obtain and may not be available on acceptable terms, if at all. We currently have product liability insurance to cover claims related to our products with coverage of $2 million for any one claim and coverage of $2 million in total. A successful claim against us if we are uninsured, or which is in excess of our insurance coverage, if any, could have a material adverse effect upon us and on our financial condition.

Revenue Growth May Be Delayed By Lengthy Sales And Implementation Cycles. The period between initial contact with a potential customer and the customer's purchase of our products is often long and may have delays associated with the lengthy budgeting and approval process of such potential customers. To successfully sell our products, we must educate potential customers regarding the use and benefit of such products, which can require significant time and resources.

We Must Effectively Manage Our Growth. To date, our growth has caused a significant strain on our management, operational, financial and other resources. Our ability to effectively manage growth will require us to improve our management, operational and financial processes and controls. The failure to effectively manage growth could materially and adversely affect our business and operating results.

There Is Significant Litigation. Todd DeMatteo, our former chief executive officer, has commenced legal proceeding against us claiming $875,000 in respect of his prior Executive Employment Agreement with us (see "LEGAL PROCEEDINGS"). Although we believe that we have substantial and meritorious defenses to such action, it is possible that Mr. DeMatteo could be awarded some or all of the amounts claimed.

Industry Risks

Our Failure To Receive Governmental Approvals For Our Proposed Products On A Timely Basis, Or Ever, Could Damage Our Business, Financial Condition And Results Of Operations. Some of our new products, such as our test for multiple myeloma cancer, may require us to obtain governmental clearance before marketing such products in the United States. The process of obtaining the required regulatory approvals is lengthy, expensive and uncertain. Moreover, regulatory approval, if granted, may include limitations on the approved uses of a product. If we fail to comply with applicable regulatory requirements we may incur fines, suspensions of approvals, product seizures, injunctions, recalls of products, operating restrictions and criminal prosecutions. If we fail to receive clearances to commence clinical studies or to market products, it would adversely affect the results of our future operations. Our manufacturing processes are also subject to stringent federal, state and local regulations. We must comply with regulations regarding the use, generation, manufacture, storage, handling and disposal of certain materials and wastes, and regarding the manufacture, testing, labeling, record keeping, and storage of diagnostic devices.

Variations In The Regulatory Requirements Of Foreign Authorities Could Delay Our Introduction Of Products Into Countries Outside The United States And Limit Our Marketing Scope. Because we intend to sell and market our products outside the United States, we will be subject to foreign regulatory requirements governing the conduct of clinical trials, product licensing, pricing and reimbursements. These requirements vary widely from country to country. Our failure to meet each foreign country's requirements could delay the introduction of our proposed products in the respective foreign country and limit our revenues from sales of our proposed products in foreign markets.

Our Failure To Comply With Regulatory Requirements Could Subject Us To Regulatory Or Enforcement Actions. Even if we obtain regulatory approvals, the FDA and comparable foreign agencies continually review and regulate marketed products. A later discovery of previously unknown problems or our failure to comply with the applicable regulatory requirements could subject us to regulatory or judicial enforcement actions. These actions could result in the following:

      - recalls or seizures of our proposed products,

      - restrictions on marketing of our proposed products,
      - regulatory authorities' refusal to approve new products or withdrawal of existing approvals,

      - enhanced product liability exposure,

      - injunctions,

      - civil penalties, or

      - criminal prosecution.

We Are Subject To Environmental Law Compliance. Most of our manufacturing and certain research operations are or will be affected by federal, state and local environmental laws. We have made, and intend to continue to make, necessary expenditures for compliance with applicable laws. While we cannot predict with certainty the future operating costs for environmental compliance, we do not believe they will have a material effect on our capital expenditures, earnings or competitive position.

Risks Related to the Offering

Our Common Stock Is Vulnerable To Volatile Market Conditions. The market prices for securities of diagnostic companies, including ours, have been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. In addition, future announcements, such as the results of testing, the status of our relationships with third-party collaborators, technological innovations or new products, governmental regulation, developments in patent or other proprietary rights, litigation or public concern as to the safety of products developed by us or others and general market conditions, concerning us, our competitors or other companies, may have a significant effect on the market price of our common stock.

There May Be A Limited Market For Our Common Stock. Our Common Stock has experienced limited liquidity, lack of volume and lack of coverage by analysts, which may negatively affect the future performance of the stock. At times, there is not a high volume of trading of our Common Stock. Simply stated, there have been relatively few buyers and sellers of our Common Stock. A limited volume of transactions may make it difficult for a purchaser to sell our Common Stock. During the three-month period ended April 16, 2004, the Company's average trading volume was 82,587 shares per day. The maximum of 4.9% of outstanding shares which we are entitled to draw under the equity line facility represents 13.3% of such average daily volume. If Icon were to attempt to sell all of such shares in one transaction on the open market, it would severely, adversely impact the trading price of our stock.

We Do Not Anticipate Paying Any Dividends On Our Common Stock In The Near Future. We have not previously paid any dividends on our Common Stock and we do not plan on paying any dividends in the near future. We intend to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business. Investors who anticipate the need for immediate dividend income from their investment should refrain from the purchase of our securities.

We May Issue Additional Shares Of Stock. We have authorized the issuance of 99,900,000 shares of Common Stock and 100,000 shares of Preferred Stock, of which 4,000 are designated as Series A Preferred Stock. As of the date of this prospectus, 12,418,393 shares of our Common Stock are issued and outstanding and 4,000 shares of Series A Preferred Shares have been issued and none are outstanding. We may issue additional shares of stock without prior stockholder approval. If we issue additional shares, existing stockholders will experience dilution in the percentage ownership of our Common Stock. In addition, we may issue additional shares of stock or other securities as a method of discouraging, delaying or preventing a change in control of the Company.

Future Sales of Our Common Stock May Cause the Market Price of Our Common Stock to Decline. As of March 31, 2004, there were 13,359,176 shares of common stock outstanding, of which approximately 1,565,781 are restricted securities under the Securities Act, a majority of which are held by affiliates of the Company. These restricted securities will be eligible for sale from time to time upon expiration of applicable holding periods under Rule 144 under the Securities Act. If these holders sell in the public market, these sales could cause the market price of our common stock to decline. This also could make it more difficult for us to raise funds through future offerings of our common stock.

The Actual or Anticipated Resale by Icon of Shares of Our Common Stock that it Purchases from Us Under the Equity Line Facility or Otherwise Owns or Acquires May Cause the Market Price of Our Common Stock to Decline. The resale by Icon through open market transactions or other means of the common stock that it purchases from us under the equity line facility described in this prospectus or that it otherwise owns or acquires may, depending upon the timing of the resales, depress the market price of our common stock. Moreover, as all the shares we sell to Icon will be available for immediate resale, the mere prospect of our sales to it could depress the market price of our common stock. In addition, actual or anticipated downward pressure on the market price of our common stock due to actual or anticipated resales of our common stock by Icon could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the market price of our common stock to decline.

Our Issuance of Shares to Icon May Represent a Substantial Portion of Our Outstanding Common Stock and Will Dilute the Equity Ownership of Our Existing Stockholders. Under our equity line financing agreement with Icon, we may issue to Icon up to 2,483,600 shares of our common stock, which represented approximately 19% of the number of our issued and outstanding shares as of the date of that agreement. The precise number of shares of our common stock that we will issue to Icon over the term of the equity line financing agreement will depend primarily on the closing market price of our common stock during the drawdown periods. The issuance of shares to Icon may represent a substantial portion of our outstanding shares and dilute the equity ownership of our existing stockholders. The price per share will be at a discount from prevailing trading value, equal to 94% of the volume weighted average price depending on our equity market capitalization. Each of our issuances of common stock to Icon under the equity line facility will proportionately decrease our existing stockholders' percentage ownership of our total outstanding equity interests.

Icon Will Pay Less than the then-Prevailing Market Price of Our Common Stock. The common stock to be issued under the equity line financing agreement will be issued at a 6% discount from the average trading volume on the day preceding the date of an advance. As a result, Icon will have a financial incentive to resell shares which it purchased hereunder quickly, in order to lock in such profit. These discounted sales could cause the price of our common stock to decline.

The Sale of Our Common Stock Under Our Equity Line of Credit Could Encourage Short Sales by Third Parties, Which Could Contribute to the Further Decline of Our Stock Price. The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the equity line financing agreement could encourage short sales by third parties. A "short sale" is a transaction in which a person, believing that the trading price of a security will decline over the near term, "borrows" the security and sells it on the market, on the expectation that he will be able to "cover" the sale transaction by purchasing the security at a later time at a price lower than the sale price. Such activity could place further downward pressure on the price of our common stock.

FORWARD-LOOKING STATEMENTS

      When used in this prospectus, the words "expects," "anticipates," "believes," "plans," "will" and similar expressions are intended to identify forward-looking statements. These are statements that relate to future periods and include, but are not limited to, statements as to the customer concentration, our efforts to develop and maintain strategic relationships, our ability to compete, growth of competition, competitive factors, our employee relations, statements regarding our critical accounting policies, adequacy of cash, expectations regarding net losses and cash flow, statements regarding our growth and profitability, investments in marketing and promotion, our need for future financing, our dependence on personnel and our ability to respond to rapid technological change. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, those discussed below, as well as risks related to development of new products and services and their use by our potential customers, our ability to work with our strategic partners, our ability to retain and obtain customers, our ability to protect our proprietary rights, our ability to successfully gain market share, our dependence on a small number of customers, our ability to obtain future financing, and the risks set forth above under the caption, "Risk Factors." These forward-looking statements speak only as of the date hereof. DiaSys expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the shares of Common Stock offered by this prospectus. All proceeds from the sale of the shares covered by this prospectus will be for the account of Icon. See "Plan of Distribution." Proceeds from the sale of Common Stock to Icon will be used for general corporate purposes, which will include working capital and the funding of further product development and marketing initiatives..

THE COMPANY

      The Company designs, develops, manufactures and distributes propriety workstation-instruments, consumables, reagents and specialized test kits to hospital, clinical and private physician laboratories worldwide. The Company's workstation instruments standardize, increase the accuracy of, and reduce the cost to perform laboratory analysis of urine sediment, fecal concentrates, cerebral spinal fluid (CSF), fine needle aspirations (FNA), and other cell suspensions compared to traditional laboratory testing methods. The Company's consumable products are in some cases combined with the Company's workstation instruments to create practical, affordable system-solutions, while other consumables provide cost-effective alternatives to similar products offered by other companies. The Company has also developed a rapid, inexpensive method for diagnosing Multiple Myeloma cancer; America's second most prevalent blood cancer. The Multiple Myeloma test is sold in Europe for research purposes only and is in the process of being tested for human applications worldwide.

      The Company was organized in March 1992 in the State of Connecticut and effected a statutory merger into a Delaware Corporation of the same name in December 1993. The Company completed its initial public offering ("Offering") in January 1995 and traded its common shares on NASDAQ under the symbol "DIYS". In December of 2000, the Company moved its listing from NASDAQ to the American Stock Exchange (AMEX) and currently trades under the symbol "DYX".

      We sell and service our products in North America both directly and through strategic distribution relationships with Bayer Corporation (NYSE:BAY), Bayer Incorporated (Canada), Cardinal Heath (NYSE:CAL), and Fisher Healthcare, a division of Fisher Scientific International Inc (NYSE:FSH). We also market our products through numerous relationships with group purchasing organizations including Broadlane Inc, HealthTrust Purchasing Group, Premier Inc. and VWR.

      The Company directly sells and services its products in the United Kingdom through its wholly owned subsidiary based in Wokingham, England. Sales and service throughout Europe, Asia and South America is conducted through independent, third party distributors or strategic trading partners such as Hua Sin Science Co. Limited in China. All distributors and strategic partners are managed by the Company through either of its offices in the United States or United Kingdom.

      We are currently focusing our efforts to: (i) develop, acquire and patent several new proprietary technologies such as our new test for multiple myeloma cancer; (ii) build the infrastructure needed to support global manufacturing and distribution operations; (iii) establish market and technical acceptance of our products among the medical laboratory community; (iv) attract significant strategic selling partners in major markets; and, (v) implement a plan for long term market penetration.

      Since its inception, the Company has operated at a loss. However, during the quarter ended June 30, 2003, the Company reported its first quarterly profit of $164,986. Since its inception, the Company has adhered to the following business strategy: (i) identify gaps in its product offerings of leading medical diagnostic manufacturers; (ii) fill the gaps with proprietary, practical and cost-effective solutions; (iii) protect its intellectual property with broad- based patents and trademarks; (iv) turn its technology into affordable products; (v) secure market acceptance of its products; (vi) create strategic sales and distribution alliances with industry and/or territorial leaders (see: STRATEGIC RELATIONSHIPS below); and (vii) proceed to global sales and distribution. The Company currently has products at each stage of its business strategy.

      Our products can be broadly classified into two categories, (i) workstation-systems which increase the accuracy and reduce the cost to perform routine laboratory analysis of various body fluids; and (ii) consumable diagnostic products, reagents and test kits which facilitate accurate diagnosis of certain medical conditions. Each category can be further described as follows:

Workstation-Systems

      The Company's workstation-systems are composed of the "R/S" and "FE" series of products.

      R/S Series: The "R/S" series workstations standardize, automate, and reduce the cost to perform routine microscopic analysis of urine sediment. Users of the "R/S" series workstations include: (i) large scale clinical laboratory chains performing in excess of 20,000 urine tests per night; (ii) major medical centers performing several hundred urine tests per day; and (iii) local hospital laboratories performing approximately 100 tests per week.

      The "R/S" series workstations have been the subject of numerous favorable evaluations and publications including those in the Journal of Laboratory Medicine, Clinical Lab Products magazine, American Clinical Laboratory magazine, European Clinical Laboratory magazine, College Of American Pathology Today, and Urinalysis News.

      We believe that the "R/S" series workstations are a preferred practice of major laboratory networks, health maintenance organizations (HMO's) and core medical facilities such as Quest and Kaiser Permanente. The Company has also entered into strategic distribution agreements regarding the promotion and sale of its "R/S" series workstations with and by Bayer Corporation in the United States, Bayer Incorporated in Canada, Cardinal Health (NYSE:CAH), Fisher Healthcare, a division of Fisher Scientific International Inc. (NYSE:FSH), and Hua Sin Science Co. LTD, the exclusive distributor of Bayer's urinalysis instruments in China (See: STRATEGIC RELATIONSHIPS below).

      FE Series: The "FE" series workstation-systems are composed of the FE-2, and Parasep collection tubes and fecal concentrators. These workstation-systems automate and reduce the cost of microscopic analysis of fecal concentrates; a procedure performed by thousands of hospital, public health and private commercial laboratories worldwide in order to detect the presence of ova (eggs), cysts, and parasites in the lower intestinal tract of humans and animals. The presence of such organisms is critical to the proper care of the patient. The test is non-invasive, can be performed on an outpatient basis, and quickly provides confirmatory results.

Disposable Consumables, Diagnostic Test Products and Kits

      Consumables: We manufacture and distribute numerous consumable diagnostic products, reagents and test kits. The markets for these products are hospital and commercial laboratories, biotech, and pharmaceutical companies.

      "Dip Stick" Test Kits: The Company acquired an inexpensive method for diagnosing multiple myeloma cancer at or near the patient through its purchase of Intersep Limited, a privately owed company based in Wokingham, England, in 2000. Multiple Myeloma is America's most prevalent blood cancer behind leukemia, and accounts for 2% of all known cancer deaths. We are currently selling the test in Europe for research applications, and have announced our intention to market the product in the United States, China and other markets if and as regulatory approvals are secured. The regulatory requirement and review process differ widely among countries and can be very expensive to obtain. If we do not receive regulatory approvals on a timely basis, we will have to carry development costs for a longer period and we will lose market share to our competitors

SUMMARY FINANCIAL INFORMATION
Balance Sheet Data	June 30, 2002	June 30, 2003	December 31, 2002	December 31, 2003
Current Assets	$2,154,323	$1,789,941	$1,459,613	$1,082,504
Equipment, Furniture, (Net)	249,087	221,608	246,751	226,500
Other Assets	2,578,115	2,356,879	2,539,216	2,166,112
Total Assets	$4,981,525	$4,368,428	$4,245,580	$3,475,116

Current Liabilities	$ 724,426	$1,013,773	$ 814,974	$1,084,125
Shareholders' Equity	4,257,099	3,354,655	3,430,606	2,390,991
Total Liabilities and Equity	$4,981,525	$4,368,428	$4,245,580	$3,475,116

Statement of Operations Data	F/Y Ended 6/30/02	F/Y Ended 6/30/03	6 Months Ended 12/31/02	6 Months Ended 12/31/03

Net Sales	$1,968,597	$2,711,263	$1,351,112	$ 827,779
Gross Profit	1,216,162	1,627,466	855,511	486,893
Operating Expenses	2,872,201	3,256,893	1,704,010	1,615,887
Net Loss	(1,641,378)	(1,620,319)	(840,259)	(1,182,527)
Net Loss Per Basic and Diluted Share	$(.21)	$(.15)	$(.08)	$(.10)

MANAGEMENT'S DISCUSSION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE SIX-MONTH PERIODS ENDED DECEMBER 31, 2002 AND 2003

FINANCIAL CONDITION:

Liquidity and Capital Resources:

The Company funds its working capital requirements primarily from its revenues from operations. In addition, during the six months ended December 31, 2003, the Company issued a $50,000 promissory note in consideration for amounts loaned to the Company by a member of management. A total of $690,000 in principal amount of the Company's promissory notes has been converted into shares of common stock of the Company. The Company does not currently have, nor does it currently plan on entering into, any financing arrangements with any financial institutions and intends to continue to fund its working capital requirements from its revenues from operations. However, if necessary or conditions warrant, the Company may borrow additional funds from private individuals, including members of management, or enter into financing arrangements with financial institutions should it become practical or advantageous to do so. The Company has no other outstanding debt other than customary trade payables.

As of December 31, 2003, the Company had cash and cash equivalents of $30,618 compared to $72,019 at June 30, 2003.

RESULTS OF OPERATIONS

Six Months Ended December 31, 2003 as Compared to the Six Months Ended December 31, 2002

Net Sales:

The Company's net sales for the six-month period ended December 31, 2003 decreased $523,333 to $827,779, or 38.7%, compared to the same period of the prior year. The decrease in net sales was primarily due to the following factors: (i) the Severe Acute Respiratory Syndrome ("SARS") outbreak in Asia, curtailed business to South East Asia, where the Company's largest distributor is located; (ii) various tenders for the Company's products were delayed by a number of prospective European Community new-member countries in accordance with European Community law, these delays are expected to continue through March 31, 2004; and (iii) the Company terminated its domestic sales force on April 1, 2003, due to an unprofitable domestic sales model which re-organization extended through the quarter ended December 31, 2003. The Company's partner in South East Asia has subsequently indicated that it will resume orders to DiaSys Corporation at an increased level from last year's sales on an annualized basis.

Gross Profit and Gross Profit Margins:

Gross profit for the six-month period ended December 31, 2003 decreased 43.1% from $855,512 to $486,893. Gross profit margins for the six-month period decreased from the prior year from 63.3% to 58.8% for the six-month period. The Company's gross profit was adversely impacted by the decrease in sales for the quarter ended December 31, 2003. The Company expects its gross profits and gross profit margins to increase as sales increase, thereby reducing excess capacity in the manufacturing area. DiaSys Corporation has now rectified inefficiencies in raw material purchasing practices and the scheduling of production by integrating comprehensive reporting between departments both in the United States and at DiaSys Europe, the Company's wholly owned subsidiary in England. Effective January 2004, DiaSys

Corporation has raised the list prices for its urinalysis by and parasitology workstations by 38% and 18% respectively.

Selling, General & Administrative (SG&A Expense):

For the six-month period ended December 31, 2003, SG&A decreased $267,612 or 18.2% from $1,472,238 to $1,201,251 over the comparable prior period. The decrease in SG&A was due to a reduction in legal fees that were associated with the filing of Form 13D (non-recurring event) during the second quarter of fiscal year ending June 30, 2003.

Research and Development (R&D):

R&D expenses for the six-month period ended December 31, 2003 decreased 60.1% to $111,261 compared to $231,772 for the same period last year. The decrease in research and development is due to a temporary suspension of current research and development activities to decrease costs and re-organize research and development priorities within the Company. The Company is now increasing its research and development activities focusing on both improvements to its existing products and the introduction of new products.

Interest Expense:

Interest expense increased $58,263 for the six-month period ended December 31, 2003 from no interest expense in the comparable prior period. The increase was the result of the recording of additional interest and fees associated with the former CEO's promissory note during the three-month period ended December 31, 2003 and a beneficial conversion feature of a note payable during the previous three-month period.

Net Loss:

For the six-month period ended December 31, 2003, net loss increased $342,268 to $1,182,527 up from $840,259 for the same period of the prior year. The increase in net loss was due to the reduction of sales in the period. The Company expects the net loss to decrease due to several factors. The Company will start to fill production orders for South East Asia as indicated by Hua-Sin, the Company's trading partner, at a rate that exceeds last years sales figures. DiaSys Corporation will be introducing a new consumable product that will sell in conjunction with its urinalysis workstations. New member countries that have now joined the European Community will enable the Company to begin marketing its products there during this calendar year. Direct sales in the United States have been re-organized and the Company is now staffing its domestic sales department.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS FOR FISCAL YEARS ENDED JUNE 30, 2002 AND 2003

      Certain statements contained herein are not based on historical facts, but are forward-looking statements that are based upon numerous assumptions about future conditions that could prove not to be accurate. Actual events, transactions and results may materially differ from the anticipated events, transactions or results described in such statements. The Company's ability to consummate such transactions and achieve such events or results is subject to certain risks and uncertainties. Such risks and uncertainties include, but are not limited to: the existence of, demand for, and acceptance of the Company's products and services; the ability of the Company to develop new and timely products; the ability of the Company to maintain and expand its business relationship with its distributors and strategic partners (see: STRATEGIC RELATIONSHIPS above); the effect of regulatory approvals and developments, economic conditions, the impact of competition; and, other factors affecting the Company's business that are beyond the Company's control. The Company undertakes no obligation and does not intend to update, revise or otherwise publicly release the result of any revision to these forward-looking statements that may be made to reflect future events or circumstances.

Liquidity and Capital Resources
	6/30/2003	6/302002	12/31/03
Total Current Assets	$1,789,941	$2,154,323	$1,082,504
Total Current Liabilities	1,013,773	724,426	1,013,773
Working Capital	776,168	1,429,897	68,731
Working Capital Ratio To 1	1.8	3.0	1.1

      The Company funds its working capital requirements primarily from its revenues from operations. In addition, during the six months ended June 30, 2003, the Company issued an aggregate of $860,000 of promissory notes and a $50,000 unsecured debenture in consideration for amounts loaned to the Company by certain members of management and other individuals. To date, a total of $690,000 in principal amount of these promissory notes has been converted into shares of common stock of the Company. The Company does not currently have, nor does it currently plan on entering into, any financing arrangements with any financial institutions and intends to continue to fund its working capital requirements from its revenues from operations. However, if necessary or conditions warrant, the Company may borrow additional funds from private individuals, including members of management, or enter into financing arrangements with financial intuitions should it become practical or advantageous to do so. The Company has no other outstanding debt other than customary trade payables.

FISCAL YEAR ENDED JUNE 30, 2003 COMPARED TO FISCAL YEAR ENDED JUNE 30, 2002

Financial Condition

      Working capital decreased by $653,727 from June 30, 2002 to June 30, 2003. Cash and equivalents as of June 30, 2003 decreased by $355,976 over the same period. The decrease in cash, cash equivalents and working capital was due primarily to losses from operations increased non-recurring legal fees in connection with the 13-D filing of December 17, 2002, inventory and bad debt charges against earnings in the quarter ended March 31, 2003 and the garnishment of $116,197 related to the March 2003 legal proceeding in anticipated payment of the DeMatteo promissory note, fees and interest.

      Inventory decreased to $474,770 in fiscal year 2003 compared to $543,083 in fiscal year 2002. This was due in part to a write off of obsolete inventory.

      Management believes that it has sufficient funds and resources on hand to discharge its obligations for at least the next twelve months. This determination is based on the current backlog status of and anticipated ship dates of same. The Company had unshipped orders totaling $ 206,921 as of December 31, 2003.

Results of Operations

Net Sales

      The Company's net sales increased 37.7% or $742,666 from $1,968,597 in fiscal year 2002 to $2,711,263 in fiscal 2003. The increase in net sales reflects growing customer interest in the Company's products. The increase in net sales is a result of the Company's ongoing plan to increase distribution of its product lines internationally, the addition of new workstation models and consumable products and the preliminary effects of the sales force re-organization in the domestic market. During fiscal year ended June 30, 2003, the Company changed distributors in Turkey which resulted in an increase in sales of $74,741. Additionally a new workstation was introduced into the Chinese market. The Chinese market increased sales by $347,475 of which $138,327 was the result of the introduction of the new workstation.

Gross Profit and Gross Profit Margins

      The Company's gross profit increased by 33.8% or $411,304 from $1,216,162 in fiscal year 2002 to $1,627,466 for fiscal year 2003. This increase in gross profit results from the increase in net sales. This increase was offset by a decrease in the Company's gross profit margins to 60% for fiscal year 2003, from 61.8% for fiscal year 2002. Gross profit margins decreased nominally due to an increase in the cost of materials used by the Company.

Selling, General, and Administrative Expenses (Sg&A)

      The Company's SG&A expenses increased 18.3% or $436,798 from $2,382,771 for fiscal year 2002 to $2,819,569 for fiscal year 2003. The increase in SG&A was due primarily to non-recurring legal fees in connection with the 13-D filing on December 17, 2002, non-recurring accounting expenses related to the change in management and bad debt expense for a foreign distributor.

Research and Development Expenses (R&D)

R&D expenses decreased to $437,324 for fiscal year 2003 compared to $489,430 for fiscal year 2002. This decrease was due primarily to the need to control expenses and to focus the Company's efforts to projects that are more likely to succeed in the marketplace. The Company incurs research and development costs as a result of its ongoing efforts to improve existing product and development of new products. The Company primarily conducts research and development internally and typically does not utilize the services of third parties for such purposes. The Company is focusing its research and development on several projects. A more powerful, lightweight, smaller and more efficient workstation for both the urinalysis and parasitology markets as well as new proprietary consumable products to be used in conjunction with the workstations. New applications for our technology are also being pursued in the industrial market.

Net Loss

      The Company's net loss decreased $ 21,059 from $1,641,378 in fiscal year 2002 to $1,620,319 in fiscal year 2003. This decrease was due primarily to operating efficiencies instituted by new management and the effect of higher margin sales in the fourth quarter ended June 30, 2003.

Inflation

      Although the Company believes that inflation has not had a material adverse effect on the results of operations to date, any increases in costs of raw materials or labor to the Company could affect the prices charged by the Company to its clients.

DESCRIPTION OF PROPERTY

     The Company leases 12,000 square feet of space at 81 West Main Street, Waterbury, Connecticut for its headquarters, research and development and assembly operations. The lease rate includes all management fees, real estates taxes, common area charges, heat, air-conditioning, electricity, janitorial services, limited parking and such other expenses normally incurred by a tenant. The lease expires on January 31, 2006 but may be earlier terminated by the Company upon six (6) months written notice at any time after August 1, 2003. The lease provides for the lease payment schedule:

Annual Period	Monthly Lease Rate	Annual Lease Rate

Feb 1 2003 to Jan 31, 2004	$9,115.50	$109,386.00
Feb 1 2004 to Jan 31, 2005	$9,388.96	$112,667.58
Feb 1 2005 to Jan 31, 2006	$9,388.96	$112,667.58

DiaSys Europe Limited leases approximately 4,300 square feet of office, final assembly and warehousing space in Wokingham, England. The lease rate is approximately $36,050 per year, on a triple net basis. The lease commenced May 1, 2002 and expires April 30, 2012.

Annual Period	Monthly Lease Rate	Annual Lease Rate

May 1 2003 to April 30, 2004	$3,004.17	$36,050.00
May 1 2004 to April 30, 2005	$3,004.17	$36,050.00
May 1 2005 to April 30, 2006	$3,004.17	$36,050.00
May 1 2006 to April 30, 2007	$3,004.17	$36,050.00
May 1 2007 to April 30, 2008	$3,004.17	$36,050.00
May 1 2008 to April 30, 2009	$3,004.17	$36,050.00
May 1 2009 to April 30, 2010	$3,004.17	$36,050.00
May 1 2010 to April 30, 2011	$3,004.17	$36,050.00
May 1 2011 to April 30, 2012	$3,004.17	$36,050.00

Other than the leased properties set forth above, the Company does not invest in real estate interests, real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

MANAGEMENT

Executive Officers and Directors are as follows:

Name	Company Position	Age
Gregory Witchel	Chief Executive Officer and Director	43
Robert Wigoda	Director and Secretary,	48
Morris Silverman	Chairman of the Board of Directors	71
Sherwin Gilbert	Director	60
Kenneth Grossman	Director	57
Howard Bloom	Director	48
Jeffrey B. Aaronson	President and Chief Financial Officer	47

Below is certain biographical information about each director nominee.

Gregory Witchel joined the Company's Board of Directors in January 2003 and was appointed as President of the Company in April, 2003. He was appointed as Chief Executive Officer on November 1, 2003. Since 1985, Mr. Witchel has served as a principal of Scharff, Witchel & Co., Inc., a firm specializing in the direct private placement of equity securities from public issuers to international and domestic institutional investors. Its institutional investors include banks, life insurance companies, investment advisors and mutual funds. Mr. Witchel received his B.S. degree from Ithaca College in 1982, and his M.B.A. from Baruch College C.U.N.Y. in 1988.

Robert Wigoda joined the Company in January 2003 as the Company's Secretary and as a member of the Company's Board of Directors. Mr. Wigoda is an attorney licensed to practice law in the State of Illinois. He was admitted to the Illinois bar in November 1979. Since 1989, Mr. Wigoda has been a partner of Wigoda & Wigoda, a law firm in Chicago, Illinois, where he practices general corporate and commercial real estate law. He received his B.S. degree from the University of Illinois, and his J.D. degree at John Marshall Law School.

Morris Silverman has served on the Company's Board of Directors since November 2002 and currently serves as Chairman of the Board. Mr. Silverman is the majority owner and Chairman of the Board of M.S. Management Corporation, a private finance company with over 250 branches nationwide. Mr. Silverman has several years of experience in strategic planning and operations within and outside the medical community. He served as the Chairman of Medical Financial Services, Inc., an accounting and receivable financing company for the medical profession from 1975 to 1985. Prior thereto, Mr. Silverman served as Vice President of Operations for Petrie Stories, a New York Stock

Exchange-listed company. Mr. Silverman received a B.S. degree in business administration and accounting from the University of Illinois in 1954.

Sherwin Gilbert joined the Company's Board of Directors in January 2003. Mr. Gilbert serves as Vice President-Taxation of Indeck Energy Services, Inc., a developer and operator of regeneration power plants. From 1977 to 2002, Mr. Gilbert served as a tax partner of BDO Seidman, LLP, an international public accounting firm. Mr. Gilbert received his B.S. degree in accounting from University of Illinois and his J.D. degree from DePaul University.

Kenneth Grossman joined the Company's Board of Directors in January 2003. Mr. Grossman currently serves as a portfolio manager, analyst and director for the Cedar Street Funds. Prior to his involvement with Cedar Street Funds, Mr. Grossman co-founded the investment advisory firm of Hahn Holland & Grossman (subsequently HGT Advisors) in 1983, where he developed an expertise in the management of municipal pension plans. Mesirow Financial purchased HGT Advisors in 1996 and retained Mr. Grossman as a Senior Managing Director. Mr. Grossman co-managed Mesirow Financial's small-cap equity portfolio and fixed income portfolio, as well as being involved with marketing efforts and client- servicing on behalf of Mesirow Financial. In addition, Mr. Grossman has lectured at Roosevelt University and was an advisor to the Pension Fund Committee for the State of Illinois Governor's Commission. Mr. Grossman received his B.S. degree in finance, cum laude, in 1968 from the University of Miami, and his M.B.A. degree in finance and economics from the University of Chicago in 1970.

Howard Bloom, 48, was appointed to the Company's Board of Directors on August 8, 2003. Mr. Bloom, J.D., C.P.A., is currently a partner at Kipnis, Rosen and Bloom and is a former board member of CBC Bancorp and Capital Bank & Trust with oversight of a $50 million portfolio.

Jeffrey Aaronson, 47, joined the Company in June 2003 and was appointed Chief Financial Officer by the Board on August 8, 2003 and President on November 1, 2003. Mr. Aaronson was most recently the Vice President of Finance and Operations for Ergo Systems Inc, a manufacturer of ergonomic computer accessories. In addition to his finance responsibilities, Mr. Aaronson oversaw all manufacturing and customer support operations. Prior to his nineteen years of experience in the private sector, Mr. Aaronson spent six years as a senior auditor for public accounting firms in New York City. Mr. Aaronson received his B.B.A. degree in accounting from Adelphi University in 1979.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation information for all persons who served as executive officers of the Company during its fiscal years ended June 30, 2001, 2002 and 2003.

				Long-Term Compensation
Name and Position	Fiscal Year	Salary	Bonus	Stock Options	Other Compensation

Morris Silverman (1)(5)	2003	$-0-	$-0-		100,000 shares

Gregory Witchel (2)(5) CEO	2003	$-0-	$-0-		100,000 shares

Marshall Witzel (3)(5) President and CFO	2003	$-0-	$-0-		100,000 shares

Todd DeMatteo (4)	2003	$167,287
Former CEO	2002	$250,000
	2001	$212,500	$80,000

1.	Mr. Silverman was appointed as Chairman of the Board in February, 2003.

2.	Mr. Witchel was appointed as President of the Company on April 1, 2003. He was subsequently promoted to Chief Executive Officer.

3.	Mr. Witzel was appointed Chief Executive Officer on February 17, 2004. He was removed from such position in November, 2003. Mr. Witzel resigned as a director effective April 22, 2004.

4.	Mr. DeMatteo's employment by the Company was terminated in February, 2003. DeMatteo received additional compensation as follows: $29,464 paid in fiscal year 2001 in connection with the establishment of a strategic cooperative selling plan with Bayer Corporations; (ii) stock options for 50,000 shares in fiscal year 2001 and 75,000 shares in fiscal year 2002.

5.	On February 13, 2004, Morris Silverman, Witchel and Witzel were awarded 100,000 shares of the Company's common stock in lieu of all other compensation for their services to the Corporation during calendar year 2003.

Stock Options Granted During Most Recent Fiscal Year

No stock options were granted to, or exercised by, any of the Company's executive officers during the fiscal year ended June 30, 2003.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

      The following table shows how much of the Company's Common Stock is beneficially owned by: (i) each of the Company's directors; (ii) each of the Company's named executive officers; and (iii) each person (or group) known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock. This information is as of March 19, 2004.

Name	Number of Shares	Percentage of Ownership (1)
Directors and current executive officers
Morris Silverman (2)	2,616,130	19.1%
Gregory Witchel (3)	550,000	4.1%
Robert M. Wigoda (4)	13,229	0.1%
Sherwin Gilbert (5)	53,101	0.4%
Kenneth Grossman (6)	-0-
Howard Bloom (7)	134,959	1.0%
Jeffrey Aaronson (8)	95,000	0.7%
Executive officers and directors as a group (7 persons)	3,462,419	25.9%

No other shareholders are known by the Company to hold more than 5% of the Company's Common Stock

(1) Based on there being 13,359,176 shares of Common Stock outstanding as of April 1, 2004.

(2) Includes 150,000 shares which Mr. Silverman has the right to acquire pursuant to a warrant issued on February 17, 2004. Mr. Silverman serves as Chairman of the Board of Directors. His mailing address is c/o MS Management, 790 Estate Drive, Suite 100, Deerfield, IL 60015.

(3) Includes 75,000 shares which Mr. Witchel has the right to acquire pursuant to a warrant issued on February 17, 2004. Mr. Witchel's mailing address is DiaSys Corp., 81 W. Main St., Waterbury, CT 06702.

(4) Mr. Wigoda serves as the Company's Secretary and as a member of the Company's Board of Directors. His mailing address is 444 N. Michigan Avenue, Suite 2600, Chicago, IL 60611.

(5) Mr. Gilbert's mailing address is 600 Buffalo Grove Road, Buffalo Grove, IL 60089.

(6) Mr. Grossman beneficially owns certain shares through the Kenneth S. Grossman IRA. Mr. Grossman's mailing address is 225 W. Hubbard Street, Suite 600, Chicago, IL 60610.

(7) Mr. Bloom's mailing address is 5550 W. Touhy, Skokie, IL 60077.

(8) Includes 20,000 shares owned by Mr. Aaronson's wife's 401(k) plan and 75,000 shares which Mr. Aaronson has the right to acquire pursuant to a warrant issued on February 17, 2004. Mr. Aaronson's mailing address is DiaSys Corp., 81 W. Main St., Waterbury, CT 06702.

CERTAIN TRANSACTIONS

      In January and February 2003, Mr. Silverman, the Company's Chairman of the Board, loaned the Company an aggregate of $340,000. The loans were evidenced by unsecured demand promissory notes, each bearing interest at 8%. On May 1, 2003, Mr. Silverman converted the promissory notes and all interest accrued thereon into a total of 863,874 shares of the Company's common stock. Additionally, in May 2003, Mr. Silverman loaned the Company $50,000. The loan was evidenced by an unsecured convertible promissory note, bearing interest at 8% and convertible into shares of the Company's common stock at any time at $0.40 per share. On June 30, 2003, Mr. Silverman converted this note and into 125,000 shares of the Company's common stock.

      In February 2003, Mr. Marshall Witzel, the Company's then President and Chief Executive Officer, loaned the Company $100,000. The loan was evidenced by an unsecured demand promissory note. Interest accrued on the unpaid principal balance at a rate of 8% per annum. On May 1, 2003, Mr. Witzel converted the promissory note and all interest accrued thereon into a total of 254,548 shares of the Company's common stock. Additionally, in May 2003, Mr. Witzel loaned the Company $50,000. The loan was evidenced by an unsecured convertible promissory note, bearing interest at 8% and convertible into shares of the Company's common stock at any time at $0.40 per share. On June 30, 2003, Mr. Witzel converted this note and into 125,000 shares of the Company's common stock.

      In May 2003, Mr. Gregory Witchel, the Company's President, loaned the Company an aggregate of $150,000. The loans were evidenced by promissory notes. On June 30, 2003, Mr. Witchel converted the notes into an aggregate of 375,000 shares of the Company's common stock.

      In May 2003, Mr. Sherwin Gilbert, a member of the Company's Board of Directors loaned the Company $20,000. The loan was evidenced by a convertible demand promissory note, bearing interest at 8% per year and convertible into shares of the Company's common stock at $0.40 per share. Effective as of March 1, 2004, such promissory note was converted into 53,101 shares of the Company's Common Stock.

      Subsequent to the fiscal year end, in September 2003, Mr. Howard Bloom, a member of the Company's Board of Directors, loaned the Company $50,000. The loan was evidenced by a convertible demand promissory note, bearing interest at 8% per year and convertible into shares of the Company's common stock at $0.40 per share. Effective as of March 1, 2004, such promissory note was converted into 129,959 shares of the Company's Common Stock.

      On February 13, 2004, The Board of Directors authorized bridge financing with terms as set forth as set forth below. In conjunction with this financing, Messrs. Silverman, Witchel and Aaronson made bridge loans to the Company in the amounts set forth below. Such bridge loans were evidenced by promissory notes bearing interest at 3% per annum issued on February 17, 2004. As part of such financing, such persons received five-year warrants to purchase shares of the Company's Common Stock at $.69 per share in the amounts set forth below. These warrants were assigned a value of approximately $145,000 and will be recorded in the Company's consolidated financial statements for the period ended March 31, 2004. The charges will be amortized over the life of the warrants.

Name	Amount of Bridge Loan	No. Warrant Shares
Morris Silverman	$100,000	150,000
Gregory Witchel	50,000	75,000
Jeffrey B. Aaronson	50,000	75,000
	$200,000	300,000

      Additional investors provided bridge financing of $200,000 under the same terms as authorized by the Board of Directors. Warrants for common stock of 300,000 shares were issued in connection with the additional bridge financing. The warrants can be exercised at prices ranging from $.63 to $.66 per share and have a five-year life. These warrants were assigned a value of approximately $145,000 and will be recorded in the Company's consolidated financial statements for the period ended March 31, 2004. The charges will be amortized over the life of the warrants.

      On November 8, 2003, the Board of Directors of the Company authorized the issuance of 100,000 shares of common stock to each of Messrs. Silverman, Witzel and Witchel as full compensation to such persons for all services rendered to the Corporation during calendar year 2003.

LEGAL PROCEEDINGS

      In March 2003, Mr. Todd DeMatteo, the former President and Chief Executive Officer of the Company, commenced legal proceedings against the Company in Connecticut Superior Court for collection of a $100,000 promissory note plus interest, late fees and costs of collection. The promissory note was issued in December of 2002 to reflect a $100,000 loan made by Mr. DeMatteo to the Company at that time. Although the Company questioned the circumstances of such loan, the Company nevertheless elected not to defend such legal proceedings and judgment was entered against the Company in the amount of approximately $123,000.

      Also in March 2003, Mr. DeMatteo commenced additional legal proceedings in Connecticut Superior Court seeking damages in the amount of $875,000 for breach of Mr. DeMatteo's Executive Employment Agreement with the Company. The Company arranged to have such proceedings stayed pending arbitration of the amounts in question as required by the terms of the agreement. Mr. DeMatteo subsequently commenced an arbitration proceeding against the Company relating to the same subject matter. An arbitrator has been appointed and hearings have been scheduled in June, 2004.

      In August 2003, Mr. DeMatteo again sought preliminary relief in the Connecticut Superior Court by the filing of a Motion for Order Pendente Lite in Aid of Arbitration seeking attachments of assets of the Company in anticipation of an award in such arbitration proceeding. On October 15, 2003, the Company received notice that the Court ordered a general attachment of assets of the Company in the amount of $575,000. The Company is appealing such order. The Company has been advised by counsel that such order is not indicative of the actual outcome of the pending arbitration. The Company believes that it has meritorious defenses which it will vigorously pursue.

EQUITY LINE FINANCING ARRANGEMENTS

Overview

      On March 19, 2004, we entered into a Common Stock Purchase Agreement with Icon Investors Ltd., providing for the potential future issuance by us to Icon of shares of our common stock. The agreement is sometimes referred to in this prospectus as the equity line facility. The following description of the equity line facility does not purport to be complete and is subject to, and qualified in its entirety by, the Common Stock Purchase Agreement, which we have incorporated by reference into the registration statement of which this prospectus is a part.

      Under the Common Stock Purchase Agreement, Icon has committed to purchase, subject to the satisfaction of specified conditions, up to $7.0 million of our common stock, as we request it over a period of up to 24 consecutive months commencing immediately after the date that the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission, or SEC. Although the Common Stock Purchase Agreement provides for a potentially larger number of shares to be purchased by Icon, the Company presently intends to sell only the 2,483,600 shares provided for in this Prospectus. The Company believes that proceeds from sale of such 2,483,000 shares will provide adequate working capital and does not propose to register additional shares unless circumstances change. We may issue common stock under the equity line facility with a value per drawdown period equal to no more than an amount equal to the number of Settlement Periods (defined below) within the drawdown period multiplied by 25% of the product of the average of the volume weighted average price, otherwise referred to as VWAP, of the common stock for the five Trading Days occurring immediately prior to the first day of the drawdown period and the total aggregate trading volume of the common stock for such period, with each such drawdown period lasting from 5 to 20 consecutive Trading Days, in multiples of five Trading Days (each such five Trading Day settlement period is referred to as a "Draw Down Pricing Period"), at our discretion. Icon will be obligated, subject to the satisfaction of specified conditions and compliance of the drawdown with specified restrictions, to purchase the number of shares of our common stock specified in our Draw Down Notice for the Trading Days during the Draw Down Pricing Period at a purchase price determined as follows:

Any draw down period in excess of five Trading Days is divided into two or more five-day Settlement Periods. For each five-day Settlement Period, the Purchase Price will be an amount equal to (i) the quotient of the total amount requested for that Draw Down Pricing Period divided by the number of Trading Days in the Draw Down Pricing Period multiplied by (ii) 94% of the VWAP of one share of our Common Stock on the American Stock Exchange during such Draw Down Pricing Period, subject to the following adjustments:

o	In the event the trading price for any Trading Day during the Draw Down Pricing Period should be less than the Threshold Price designated by the Company in its Draw Down Notice, such Trading Day shall be disregarded for purposes of determining VWAP and the number otherwise required to be purchased in respect of such Trading Day on the next Settlement Date shall be eliminated.

o	In the event trading in the Company's stock on the American Stock Exchange should be suspended for more than 3 hours on any Trading Day, any reason, such trading day such Trading Day shall be disregarded for purposes of determining VWAP and the number otherwise required to be purchased in respect of such Trading Day on the next Settlement Date shall be eliminated.

o	In the event that on any Trading Day the Company is in violation of its obligation to maintain registration of the Shares under the Securities Act of 1933 (see "Grant of Registration Rights" below), such Trading Day shall be disregarded for purposes of determining VWAP and the number otherwise required to be purchased in respect of such Trading Day on the next Settlement Date shall be eliminated.

      Purchases will be settled on the second Trading Day immediately following the end of each five day period within the drawdown period, otherwise referred to as the Settlement Date. We may deliver as many separate drawdown notices to Icon as we choose during the term of the Common Stock Purchase Agreement, provided that we may not deliver a drawdown notice during an ongoing drawdown period. We are under no obligation to issue any minimum number of drawdown requests. We are also not permitted under the equity line facility to issue shares of our common stock to Icon in connection with a drawdown to the extent that doing so would exceed 4.999% of the then outstanding shares of common stock or to request a draw down which would result in the issuance of an aggregate number of shares of common stock which exceeds 19.9% of the number of shares of common stock issued and outstanding as of March 19, 2004 or 2,653,210 shares. A "Trading Day" is any day on which the principal market for the the Company's Common Stock (The American Stock Exchange) is open for business.

The following table illustrates the calculation for a hypothetical draw down sequence following the giving of a Draw Down Notice on March 30, 2004 for 100,000 Shares specifying a Commencement Date of April 1, a 20-day Draw Down Period and a $.59 Threshold Price.

Date (2004)	VWAP ($) (1)	Purchase Price Per Share ($)	Number of Shares to be Purchased	Purchase Price ($)	Applicable Settlement Date	Settlement Payment to Company ($)
April 1.60		.56	5,000	2,800	April 12
April 2.60		.56	5,000	2,800	April 12
April 3
April 4
April 5.65		.61	5,000	3,050	April 12
April 6.61		.57	5,000	2,800	April 12
April 7.66		.62	5,000	3,100	April 12
April 8.66		.62	5,000	3,100	April 19
April 9	(2)
April 10
April 11
April 12	Settlement		25,000			14,600
April 12.63		.59	5,000	2,950	April 19
April 13.64		.60	5,000	3,000	April 19
April 14.62		.58	5,000	2,900	April 19
April 15	.58 (3)	N/A	-0-
April 16	.58 (3)	N/A	-0-
April 17
April 18
April 19	Settlement		20,000			11,950
April 19	.58 (3)	N/A	-0-
April 20	.58 (3)	N/A	-0-
April 21	.57 (3)	N/A	-0-

Date (2004)	VWAP ($) (1)	Purchase Price Per Share ($)	Number of Shares to be Purchased	Purchase Price ($)	Applicable Settlement Date	Settlement Payment to Company ($)
April 22.66		.62	5,000	3,100	April 26
April 23.67		.63	5,000	3,150	May 3
April 24
April 25
April 26.74		.70	5,000	3,500	May 3
April 26	Settlement		5,000			3,100
April 27.74		.70	5,000	3,500	May 3
April 28.67		.63	5,000	3,150	May 3
April 29.70		.66	5,000	3,300	May 3
April 30
May 1
May 2
May 3	Settlement		25,000			16,600

(1) Historic prices shown are actual closing prices; actual VWAP would have varied slightly.
(2) Not a Trading Day; Principal Markets Closed for Good Friday.
(3) Market closed below Threshold Price; Trading Day disregarded.

The Drawdown Notice Procedure

      We may request a drawdown by delivering a drawdown notice to Icon, stating the total amount we wish to draw down during the associated drawdown period and a floor VWAP price for shares of our common stock on the American Stock Exchange beneath which we are not willing to sell any shares to Icon.

Amount of the Draw and Number of Shares

      Subject to the restrictions described below, the number of shares of common stock that Icon will purchase in respect of each trading day during a drawdown period will be determined as described above. The purchase price per share on each trading day during the drawdown period will be an amount equal to 94% of the VWAP on such date.

      The total dollar value of the common stock that we may request to draw in each drawdown notice may not be more than an amount equal to the number of Settlement Periods within the Draw Down Pricing Period multiplied by 25% of the product of the average of the VWAP of the common stock for the five trading days occurring immediately prior to the first day of the Draw Down Pricing Period and the total aggregate trading volume of the common stock for such period; provided, that in no event shall any drawdown exceed $500,000.

      We intend to determine the amounts of drawdowns and the duration of drawdown periods based upon management's weighted considerations of its needs for capital and its evaluation of the stability of the market for our stock.

Necessary Conditions Before We May Request a Drawdown and Icon Is Obligated To Purchase Our Shares

      The Common Stock Purchase Agreement provides that the following conditions, among others, must be satisfied before we may request a drawdown and before Icon will be obligated to purchase shares in any drawdown:

o	a registration statement covering the resale of shares of our common stock purchased under the equity line facility must have been declared effective by the SEC, and must remain effective during the applicable drawdown period and Settlement Date;

o	our representations and warranties to Icon contained in the Common Stock Purchase Agreement must have been true and correct in all material respects as of the date they were made, except that representations and warranties specifically made as of a particular date must have been true and correct in all material respects as of that date;

o	we must have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Common Stock Purchase Agreement;

o	no statute, rule, regulation, executive order, decree, ruling or injunction may be in effect and no proceeding may have been commenced which prohibits or materially adversely affects any of the transactions contemplated by the equity line facility;

o	since the date of the Common Stock Purchase Agreement, no material adverse effect on our business, operations, properties, financial conditions or on our ability to consummate the transactions contemplated by the equity line facility, may have occurred or be reasonably likely to occur. An initial determination of whether a given event would constitute a "material adverse effect" would be made by Icon. If we disagreed and we were unable to resolve the matter, we would have recourse in the New York courts against Icon for damages for breach of contract.;

o	the trading of our common stock must not have been suspended by the SEC or the principal market for our common stock;

o	there must be at least three trading days between drawdown periods;

o	we may not request a drawdown which would result in the issuance of an aggregate number of shares of common stock which exceeds (a) 19.9% of the number of shares of common stock issued and outstanding on the date hereof without first obtaining shareholder approval of such excess issuance or (b) 4.999% of the then outstanding shares of our common stock;

o	a prospectus supplement to this prospectus, if required, must have been filed;

o	our outside counsel or our general counsel must have delivered a letter that is typical of letters in form and substance at the time or times specified in the equity line facility; and

o	sufficient copies of the prospectus supplement must have been delivered to Icon on the settlement date for the applicable drawdown.

Mechanics of Purchase Of Shares By Icon

      To effect a purchase of shares, on each settlement date, we must cause the transfer agent for our common stock to transmit the common shares to Icon either electronically, or by delivery of the share certificates.

Grant of Registration Rights

      We granted registration rights to Icon to enable it to resell the common stock it purchases under the equity line facility pursuant to the registration statement of which this prospectus is a part. In connection with these registration rights, we agreed to indemnify Icon, its officers, directors, employees and agents, and each person who controls Icon and their officers, directors, employees and agents against specified liabilities, including liabilities under the Securities Act, arising out of any untrue statement or alleged untrue statement of a material fact contained in this prospectus or the registration statement of which this prospectus is a part, or the omission or alleged omission of a material fact required to be stated in this prospectus or the registration statement or necessary to make the statements in this prospectus and the registration statement not misleading, except to the extent the losses are based on information furnished to us in writing by Icon for use in the registration statement. Icon has agreed to indemnify us, our officers, directors, employees and agents, and each person who controls us and their officers, directors, employees and agents against any losses to the same extent as the foregoing indemnity, but only to the extent the losses relate to information furnished to us in writing by Icon for use in the registration statement.

      We agreed to use our commercially reasonable best efforts to file, as necessary, one or more post-effective amendments to the registration statement to facilitate the sale by Icon, in a manner reasonably requested by Icon, of shares of our common stock that it purchases from us under the equity line facility. This obligation may include, to the extent required under the Securities Act, that a supplemental prospectus be filed that discloses:

o	the names of any broker-dealers involved with the sale;

o	the amount of common stock being sold;

o	the price at which the common stock is to be sold;

o	the commissions paid or discounts or concessions allowed to broker-dealers, where applicable; and

o	any other facts material to the transaction.

      We must notify Icon of certain events affecting the registration of the common shares issuable under the equity line facility, including notifying Icon if this prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated or necessary to make the statements in this prospectus not misleading. Our registration rights agreement with Icon permits us to restrict the resale of the common shares that Icon has purchased from us under the equity line facility until we amend or supplement this prospectus to include material information.

      We agreed to keep the registration statement current and effective until the earlier of: (i) the date on which all of the common shares issued or issuable under the equity line facility and covered by the registration statement have been sold pursuant to the registration statement; (ii) 360 days from the last date the common shares are issued under the equity line facility; (iii) the date on which Icon has resold all such common shares pursuant to Rule 144 under the Securities Act; or (iv) such time as all such common shares may be resold without any time, volume or manner limitations under Rule 144(k) of the Securities Act or any similar provision then in effect.

      In addition, we have agreed to take certain actions to facilitate the sale by Icon of the shares purchased under the equity line facility pursuant to Rule 144 of the Securities Act, including:

o	filing all reports required under the Securities Act and Exchange Act; and

o	taking such further action as Icon may reasonably request to enable it to sell the shares covered by this prospectus without registration under the Securities Act pursuant to Rule 144.

Expenses of Offering

      We have agreed to bear a number of costs, expenses and fees related to the preparation and filing of the registration statement of which this prospectus is a part, including: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or blue sky laws, including reasonable attorney's fees and disbursements. We will not bear underwriting fees, discounts or commissions, any brokers' fees or commissions incurred by Icon or any transfer taxes attributable to the sale of the shares covered by the equity line facility, or the cost of any special audit required by Icon or any underwriter, all of which will be paid by Icon. In addition, we have agreed to reimburse Icon $25,000 for its legal, escrow and due diligence fees and expenses incurred in connection with the negotiation of the equity line facility.

Consulting Agreement

      Capital Management Internationale ("CMI"), an unrelated consultant, will assist the Company in connection with the proposed transaction and will be entitled to a consulting fee of up to $100,000 payable as follows:
(i)	$10,000 at such time as the Company shall have received $200,000 net proceeds of sales of Common Stock to Icon;
(ii)	$10,000 at such time as the Company shall have received an aggregate of $400,000 net proceeds of sales of Common Stock to Icon.
(iii)	$10,000 at such time as the Company shall have received an aggregate of $600,000 net proceeds of sales of Common Stock to Icon.
(iv)	$10,000 at such time as the Company shall have received an aggregate of $800,000 net proceeds of sales of Common Stock to Icon.
(v)	$10,000 at such time as the Company shall have received an aggregate of $1,000,000 net proceeds of sales of Common Stock to Icon.
(vi)	$10,000 at such time as the Company shall have received an aggregate of $1,200,000 net proceeds of sales of Common Stock to Icon.
(vii)	$10,000 at such time as the Company shall have received an aggregate of $1,400,000 net proceeds of sales of Common Stock to Icon.
(viii)	$10,000 at such time as the Company shall have received an aggregate of $1,600,000 net proceeds of sales of Common Stock to Icon.
(ix)	$10,000 at such time as the Company shall have received an aggregate of $1,800,000 net proceeds of sales of Common Stock to Icon.
(x)	$10,000 at such time as the Company shall have received an aggregate of $2,000,000 net proceeds of sales of Common Stock to Icon.

In addition, within thirty (30) days following the end of the Engagement Period, the Company will issue to CMI a three-year warrant to purchase one (1) share of the Company's Common Stock for each $100 net proceeds received by the Company from sales of Common Stock to Icon, up to a maximum of 40,000 shares. The exercise price of such warrant will be an amount equal to one hundred ten percent (110%) of the weighted average per-share sale price of shares sold to Icon. These warrants were assigned a value of approximately $15,000 and will be recorded in the Company's consolidated financial statements for the period ended March 31, 2004. The charges will be amortized over the life of the warrants.

The Selling Stockholder

      Icon may offer for resale up to 2,483,600 shares of our common stock that it may acquire under the equity line facility. As of the date of this prospectus, Icon owned no shares of our common stock. Other than its obligation to purchase common stock under the equity line facility, Icon has no other commitments or arrangements to purchase or sell any of our securities, and Icon has not held any positions or offices or had any material relationships with us or any of our affiliates within the past three years. Assuming that Icon sells all of the shares of common stock that it may acquire from us under the equity line facility and does not otherwise acquire shares of our common stock, it will not own any shares of our common stock after the offering.

      The number of shares we are registering for resale by Icon represents the maximum number of shares that may be sold under the equity line facility. Because of possible changes in our common stock price and capital needs, as well as in the market overall, the number of shares that we are currently registering for issuance may be significantly higher than the number we ultimately sell under the equity line facility and that Icon ultimately resells under this prospectus.

      Pierce Loughran has sole voting and investment power with respect to the shares to be sold to Icon Investors, Ltd.

PLAN OF DISTRIBUTION

      Icon is offering the shares of common stock offered by this prospectus for their own account. We will not receive any proceeds from the sale of shares of common stock by Icon. Icon is an "underwriter," as defined in the Securities Act, in connection with the sale of the shares offered by Icon under this prospectus. Icon may be offering for sale up to 2,483,600 shares of common stock acquired by it pursuant to the terms of the equity line facility, which are more fully described in "Equity Line Financing Arrangement."

      Icon may, from time to time, sell all or a portion of the shares covered by this prospectus:

o	on the American Stock Exchange, or on such other exchange or market where our stock is traded;

o	to broker-dealers purchasing shares for their own accounts;

o	in ordinary brokerage transactions where the broker solicits purchases;

o	in privately negotiated transactions;

o	in block trades; and

o	in any combination of such methods of sale.

      Icon will make such sales at fixed prices that may change, at market prices prevailing at the time of sale, at prices related to prevailing prices or at negotiated prices. Icon is not restricted as to the price at which it may sell the shares offered by this prospectus and will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. Icon may transfer or otherwise dispose of their shares by other means not described in this prospectus, and may elect not to sell any or all of the shares covered by this prospectus.

      Icon may effect sales by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Icon. Icon has informed us that no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of shares of our common stock by Icon.

      Any broker-dealer participating in such transactions as agent may receive commissions from Icon, and if it acts as agent for the purchaser of the shares of common stock, from the purchaser. Broker-dealers may agree with Icon to sell a specified number of shares at a stipulated price per share. To the extent that a broker-dealer is unable to do so acting as agent for Icon, it will purchase as principal any unsold shares at the price required to fulfill its commitment to Icon. Broker-dealers who acquire shares as principals may resell the shares from time to time in transactions that may involve block transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of the shares commissions computed as described above.

      Any broker-dealers or agents that participate with Icon in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales in which they participate. If any broker- dealers or agents are deemed to be "underwriters," then any commissions they receive and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

      Icon and any other persons participating in the sale or distribution of the shares of common stock offered by this prospectus will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Exchange Act and related rules and regulations, including Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our common stock by Icon or any other such person. Under these rules and regulations, Icon and such other persons:

o	may not engage in any stabilization activity in connection with shares of our common stock;

o	may not engage in any passive market-making transactions in shares of our common stock except as permitted by Rule 103 of Regulation M;

o	must furnish each broker which offers shares of our common stock covered by the prospectus with the number of copies of this prospectus and any prospectus supplement that the broker requires; and

o	may not bid for or purchase any shares of our common stock or attempt to induce any person to purchase any shares of our common stock other than as permitted by the Exchange Act.

      These restrictions may affect the marketability of the shares of our common stock offered by Icon.

      Icon has agreed that during the term of the equity line financing agreement it will not directly or indirectly offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of our common stock except shares that Icon or its affiliates own or are obligated to purchase under the provisions of a pending drawdown request.

      We have agreed to indemnify Icon, its officers, directors, employees and agents, and each person who controls Icon and their officers, directors, employees and agents and certain selling stockholders against specified liabilities, including liabilities under the Securities Act, arising out of any untrue statement or alleged untrue statement of a material fact contained in this prospectus or the registration statement of which this prospectus is a part, or the omission or alleged omission of a material fact required to be stated in this prospectus or the registration statement or necessary to make the statements in this prospectus and the registration statement not misleading, except to the extent the losses are based on information furnished to us in writing by Icon for use in the registration statement and except to the extent that we have corrected the untrue statement or omission or alleged untrue statement or omission in an amendment or supplement to the prospectus that we have furnished to Icon and Icon fails to deliver the corrected prospectus to the person claiming losses.

      Icon's underwriting compensation will depend on the per share purchase price or prices that it pays for shares of our common stock in connection with drawdowns under the equity line facility, calculated as described above in "Equity Line Financing Arrangement". We have also agreed to reimburse Icon $25,000 for its legal, escrow and due diligence fees and expenses in connection with the negotiation of the equity line facility.

      We have agreed to pay fees and expenses incident to the registration of shares for Icon. We have also agreed to indemnify Icon against certain losses, claims, damages and liabilities.

      Icon may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

DESCRIPTION OF CAPITAL STOCK

      The Company is authorized to issue 99,900,000 shares of common stock, $.001 par value, and 100,000 shares of preferred stock, $.001 par value.

      Common Stock

      Holders of common stock have one vote per share on all matters, including the election of directors, without provision for cumulative voting. Thus, holders of more than 50% of the shares voting for the election of directors can elect all of the directors. The common stock is not redeemable and has no conversion or preemptive rights.

      In the event of liquidation of the Company, the holders of common stock will share equally in any balance of the Company's assets available for distribution to them after satisfaction of creditors and the holders of the Company's senior securities, if any. The Company may pay dividends, in cash or securities or other property, in the discretion of the Board of Directors. It is not anticipated that dividends will be pain in the foreseeable future.

      Preferred Stock

      No shares of Preferred Stock have been issued and the terms thereof have not been determined by the Board of Directors.

MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED SHAREHOLDER MATTERS

      The Company is authorized to issue 99,900,000 shares of Common Stock, $0.001 par value, of which 13,359,176 shares were issued and outstanding as of March 31, 2004.

      The Company's common stock is traded on the American Stock Exchange (AMEX) under the symbol "DYX".

      As of December 31, 2003 the Company's Common Stock was held by approximately of 1,539 beneficial holders.

      To date, the Company has not declared or paid any cash dividends on its common stock, nor does is have the current intention to do so. The Company anticipates that earnings will be used to finance the development and expansion of its business. Further, future financing arrangements may restrict or prohibit the Company's ability to declare and pay dividends without prior lender approval.

      The following table sets forth the high and low sales price for the Company's Common Stock as reported by The American Stock Exchange for the periods indicated.

Year Ending June 30, 2004	High	Low
3rd Quarter	$.88	$.50
2nd Quarter	.77	.43
1st Quarter	.89	.65

Year Ended June 30, 2003	High	Low
4th Quarter	$.80	$.40
3rd Quarter	.88	.40
2nd Quarter	.66	.42
1st Quarter	1.47	.40

Year Ended June 30, 2002	High	Low
4th Quarter	$1.25	$.70
3rd Quarter	1.61	.75
2nd Quarter	1.45	0.39
1st Quarter	0.75	0.40

DIVIDEND POLICY

      Diasys has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business.

TRANSFER AGENT

     American Stock Transfer & Trust Company is the registrar and transfer agent for our Common Stock.

LEGAL MATTERS

      Certain legal matters relating to the validity of our Common Stock offered hereby will be passed upon for the Company by Levy & Droney, P.C. of Farmington, CT.

EXPERTS

      The consolidated financial statements included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

      On October 22, 2002, the Company dismissed Wiss & Company, LLP., the Company's principal independent accountants. Wiss & Company has no presence in the United Kingdom, where the Company's subsidiary is located. The Company had therefore previously employed an independent auditing firm to audit its UK subsidiary. The Board Of Directors determined that the Company should retain an auditor that has a presence in both the United States and the UK. It therefore has retained Deloitte & Touche LLP as auditors.

      The principal independent accountant's report on the Company's financial statements for each of the past two fiscal years ended June 30, 2002 did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to audit scope or accounting principles. There were no disagreements with the former principal independent accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure concerning the Company during the past two fiscal years through the date of dismissal.

INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Reports of Independent Auditors:
Deloitte & Touche LLP Wiss & Company LLP

Consolidated Financial Statements:

Consolidated balance sheet at June 30, 2003

Consolidated statements of operations for the years ended June 30, 2003 and 2002

Consolidated statements of changes in stockholders' equity and other comprehensive income (loss) for the years ended June 30, 2003 and 2002

Consolidated statements of cash flows for the years ended June 30, 2003 and 2002

Consolidated notes to consolidated financial statements

INDEPENDENT AUDITORS' REPORT

Board of Directors
DiaSys Corporation and Subsidiary

We have audited the accompanying consolidated balance sheet of DiaSys Corporation and subsidiary as of June 30, 2003 and the related consolidated statements of operations, changes in stockholders' equity and other comprehensive income (loss)and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DiaSys Corporation and subsidiary at June 30, 2003, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Hartford, CT
October 3, 2003

INDEPENDENT AUDITORS' REPORT

Board of Directors
DiaSys Corporation and Subsidiary

We have audited the accompanying consolidated balance sheet of DiaSys Corporation and subsidiary as of June 30, 2002 (not presented herein) and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DiaSys Corporation and subsidiary at June 30, 2002, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

WISS AND COMPANY, LLP
Livingston, NJ
September 5, 2002

DIASYS CORPORATION and SUBSIDIARY
CONSOLIDATED BALANCE SHEET
JUNE 30, 2003

ASSETS
CURRENT ASSETS:
Cash and equivalents	$72,019
Restricted cash	116,197
Accounts receivable, less allowance for doubtful accounts of $360,000	900,959
Finance receivables, net	90,573
Inventories	474,770
Prepaid expenses and other current assets	135,423
Total Current Assets	1,789,941
EQUIPMENT, FURNITURE AND FIXTURES, LESS ACCUMULATED DEPRECIATION of $412,881	221,608
OTHER ASSETS:
Computer software, less accumulated amortization of $23,986	16,325
Patents, less accumulated amortization of $744,509	2,216,312
Other assets-non-current	46,135
Long-term finance receivables, net	78,107
Total Other Assets	2,356,879
TOTAL ASSETS	$4,368,428
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$555,815
Accrued expenses	126,827
Due to bank	11,131
Loans payable from shareholders	320,000
Total Current Liabilities	1,013,773
COMMITMENTS AND CONTINGENCIES (NOTES 11 AND 14)
STOCKHOLDERS' EQUITY:
Common stock $.001 par value:
Authorized 99,900,000 shares	12,418
12,418,393 issued and outstanding
Additional paid-in-capital	16,403,927
Accumulated deficit	(13,104,009)
Accumulated other comprehensive income	42,319
Total Stockholders' Equity	3,354,655
Total Liabilities and Stockholders' Equity	$4,368,428

See accompanying notes to consolidated financial statements.	F-4

DIASYS CORPORATION and SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30,
	2003	2002

NET SALES	$2,711,263	$1,968,597

COST OF GOODS SOLD	1,083,797	752,435

GROSS PROFIT	1,627,466	1,216,162

OPERATING EXPENSES
Selling	1,195,896	1,043,084
General & administrative	1,623,673	1,339,687
Research & development	437,324	489,430
	3,256,893	2,872,201

LOSS FROM OPERATIONS	(1,629,427)	(1,656,039)

OTHER INCOME:
Interest income	16,589	22,634
Interest expense	(5,537)	(4,828)
Gain on sale of property and equipment	-	2,482

NET LOSS BEFORE INCOME TAXES	(1,618,375)	(1,635,751)

INCOME TAXES	1,944	5,627

NET LOSS	$(1,620,319)	$(1,641,378)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	10,904,694	7,693,888

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.15)	$(0.21)

See accompanying notes to consolidated financial statements.	F-5

DIASYS CORPORATION and SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND OTHER
COMPREHENSIVE INCOME (LOSS)
	Common Stock		Preferred Stock		Additional Paid in	Other Comprehensive	Accumulated	Total
	Shares	Par Value	Shares	Par Value	Capital	Income(loss)	Deficit	Equity
BALANCE JULY 1, 2001	6,874,597	$6,875	1,890	$2	$15,249,592	$(16,026)	$(9,842,312)	$5,398,131
Conversion of 120 shares of preferred stock to 290,312 shares of common stock	290,312	290	(120)	-	(290)	-	-	-
Conversion of 52 shares of preferred stock to 200,000 shares of common stock	200,000	200	(52)	-	(200)	-	-	-
Adjustment of preferred shares	-	-	126	-	-	-	-	-
Conversion of 1,844 shares of preferred stock to 2,528,812 shares of common stock	2,528,812	2,529	(1,844)	(2)	(2,527)	-	-	-
Private placement	781,250	781	-	-	459,218	-	-	459,999
Options issued to consultants	-	-	-	-	2,513	-	-	2,513
Net loss	-	-	-	-	-	-	(1,641,378)	(1,641,378)
Foreign currency translation adjustment	-	-	-	-	-	37,834	-	37,834
BALANCE JULY 1, 2002	10,674,971	$10,675	-	-	$15,708,306	$21,808	$(11,483,690)	$4,257,099
Issuance of common stock for note payable	863,874	864	-	-	344,686	-	-	345,550
Issuance of common stock for note payable	254,548	254	-	-	101,560	-	-	101,814
Issuance of common stock for note payable	250,000	250	-	-	99,750	-	-	100,000
Issuance of common stock for note payable	125,000	125	-	-	49,875	-	-	50,000
Issuance of common stock for note payable	125,000	125	-	-	49,875	-	-	50,000
Issuance of common stock for note payable	125,000	125	-	-	49,875	-	-	50,000
Net loss	-	-	-	-	-	-	(1,620,319)	(1,620,319)
Foreign currency translation adjustment	-	-	-	-	-	20,511	-	20,511
BALANCE JUNE 30, 2003	12,418,393	$12,418	-	$-	$16,403,927	$42,319	$(13,104,009)	$3,354,655

Comprehensive loss, i.e., net loss plus other comprehensive income (loss) totals
$ (1,599,808) in 2003 and $ (1,603,544) in 2002.
See accompanying notes to consolidated financial statements.	F-6

DIASYS CORPORATION and SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended June 30,
CASH FLOWS FROM OPERATING ACTIVITIES:	2003	2002
Net Loss	$(1,620,319)	$(1,641,378)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Amortization of patents and software	192,807	167,478
Depreciation of equipment, furniture and fixtures	65,751	82,292
Bad debt expense	274,385	18,890
Issuance of options to non-employees	-	2,512
Gain on sale of property and equipment	-	(2,482)
Changes in assets and liabilities:
Accounts receivable	(415,859)	(71,374)
Inventories	68,313	(31,246)
Prepaid expenses and other current assets	(27,920)	11,490
Other assets	37,438	(15,384)
Accounts payable and accrued expenses	(30,651)	413,599
Net cash flows used in operating activities	(1,456,056)	(1,065,603)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment, furniture and fixtures	(24,443)	(67,481)
Decrease (Increase) in finance receivables	137,494	(35,774)
Costs of computer software	(22,163)	(5,926)
Costs of patents	(28,683)	(33,172)
Proceeds from sale of fixed assets	-	55,607
Increase in restricted cash	(116,197)	-
Net cash flows used in investing activities	(53,992)	(86,746)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common stock	-	460,000
Increase in loans from shareholders	1,017,364	-
Net cash flows provided by financing activities	1,017,364	460,000
Effect of foreign currency translation on cash	20,511	37,834
NET CHANGE IN CASH AND CASH EQUIVALENTS	(472,173)	(654,515)
CASH AND EQUIVALENTS, BEGINNING OF YEAR	544,192	1,198,707
CASH AND EQUIVALENTS, END OF YEAR	$72,019	$544,192
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$15,466	$12,929
Income taxes paid	$1,963	$5,627
SUPPLEMENTAL NON CASH FLOW INFORMATION:
Preferred shares converted to common stock	$-	$3,019
Notes payable converted to common stock	$697,364	$-
See accompanying notes to consolidated financial statements.                                                                                                                         F-7

DIASYS CORPORATION and SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF THE BUSINESS:

Nature of the Business: DiaSys Corporation ("the Company"), designs, develops, manufactures, and distribut es proprietary workstation and consumable products for medical and clinical laboratory applications. The Company currently conducts business within one business segment. The Company distributes its products primarily through sales managers employed by the Company and through distributors in North America, Europe, Middle East, Africa, China and Pacific Asia.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

Revenue Recognition: The Company records revenue when merchandise is shipped to its customers and the Company has no further obligation to provide services related to such merchandise. These revenues are recorded net of sales returns and allowances. The Company recognizes sales returns as a reduction of revenue and cost of sales for the sales price and cost, respectively, when the products are returned. The Company's customer return policy allows customers to return products only if the products have the ability to be added back to inventory and resold at full value or can be returned to vendors for credit.

Foreign Currency Translation: Assets and liabilities of the Company's wholly owned foreign subsidiary are translated into U.S. dollars at year-end exchange rates, and revenues and expenses are translated at average rates prevailing during the year. Translation adjustments are included as other comprehensive income (loss). Foreign currency transaction gains and losses, which have been immaterial, are included in results of operations.

Income Taxes: Deferred income taxes are provided based on the difference between the financial statement and income tax basis of assets and liabilities, principally bad debt expense and net operating loss carry-forwards, at currently enacted tax rates.

Financing Transactions: Certain of the Company's lease based receivables are recorded utilizing the sales-type method. When a finance transaction is consummated, the Company records the minimum lease payments receivable and the unearned income arising from the lease. The unearned income is recognized over the term of the lease using the interest method.

Financial Instruments: Financial instruments include cash and equivalents, accounts receivable, finance receivables, accounts payable and accrued expenses. The amounts reported for financial instruments are considered to be reasonable approximations of their fair values based on market information available to management. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

Cash and Cash Equivalents: The Company considers money market funds and all other highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash: Restricted cash includes cash and cash equivalents that have been restricted by legal order (see Note 14).

Inventories: Inventories are stated at the lower of cost (first in, first out method) or market and consist of products manufactured by the Company, in addition to products manufactured by subcontractors to Company specifications.

Property and Equipment: Property and equipment are recorded at cost and are depreciated primarily using the straight-line method over their estimated useful lives of 3 to 10 years (see Note 6).

Computer Software: Computer software is recorded at cost and is amortized over a 3-year life.

Patent Costs: The costs of obtaining patents are amortized over their respective useful life.

Warranty Costs: The Company assembles its finished goods, and will repair or replace any unit which fails to operate due to defective parts or workmanship within one year from the purchase date. As warranty costs remain and are expected to remain insignificant, no accrual for warranty costs is considered necessary.

Loss Per Share: Basic loss per share is based upon the weighted average of all common shares outstanding. The computation of diluted loss per share does not assume the conversion, exercise or contingent issuance of securities that would have an anti-dilutive effect loss per share. If the assumed exercise of certain stock options had been dilutive, the incremental average shares outstanding would have been 905,250 and 642,500 for 2003 and 2002, respectively.

Stock Options: The Company accounts for stock option grants using the intrinsic value based method prescribed by Accounting Principles Board ("APB") Opinion No. 25. Since the exercise price equaled or exceeded the estimated fair value of the underlying shares at the date of grant, no compensation was recognized in 2003 and 2002. In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure an amendment of FAS 123". FAS No. 148 provides additional transition guidance for those entities that elect to voluntary adopt the accounting provisions of FAS No. 123, "Accounting for Stock-Based Compensation". FAS No. 148 also mandates certain new disclosures that are incremental to those required by FAS No. 123. The provisions of FAS No. 148 are effective for fiscal years ending after December 15, 2002, and for interim periods beginning after December 15, 2002. The Company adopted the disclosure provisions of FAS No. 148 during the third quarter of fiscal 2003.

SFAS No. 123 requires the measurement of the fair value of stock options or warrants to be disclosed in the notes to financial statements. The Company has computed the pro forma disclosure required under SFAS No. 123 for options granted using the Black-Scholes option pricing model prescribed by SFAS No. 123. The assumptions used are as follows:

	2003	2002
Risk free interest rate	3.42%	4.68%
Expected dividend yield	0.0%	0.0%
Expected lives	8 years	8 years
Expected volatility	88.21%	139.72%

Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates of awards under these plans consistent with the method of SFAS No. 123, the Company's net loss and pro-forma net loss per share would have increased to the pro-forma amounts indicated below:

	2003	2002

Net loss, as reported	$(1,620,319)	$(1,641,378)
Add: Stock based employee compensation expense included in reported net loss	-	2,513
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards.	(893,671)	(702,091)
Pro forma net loss	$(2,513,990)	$(2,340,956)
Net loss per share:
Basic and diluted - as reported	$(0.15)	$(0.21)
Basic and diluted - pro forma	$(0.23)	$(0.30)

Other disclosures required by SFAS No. 123 have been included in Note 10.

Advertising Expense: Advertising costs are expensed as incurred. Advertising expense for the years ended June 30, 2003 and 2002 amounted to $40,087 and $82,190, respectively.

New Accounting Pronouncements: In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded on other contracts, and for hedging activities under Statement 133. This statement is effective for contracts entered into or modified after June 30, 2003. Management is currently evaluating the provisions of this statement, and does not believe that it will have significant impact on the Company's consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement requires that an issuer classify financial instruments that are within its scope as a liability. Many of those instruments were classified as equity under previous guidance. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Management has evaluated the provisions of this statement, and does not believe that it has a material impact on the Company's consolidated financial statements.

In November 2002, the FASB issued FASB interpretation ("FIN") No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 clarifies and expands existing disclosure requirements for guarantees, including loan guarantees.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities - an Interpretation of Accounting Research Bulletin No. 51." FIN No. 46 clarifies rules for consolidation of special purpose entities.

FIN No's. 45 and 46 became effective for the Company during fiscal year 2003. These statements did not have a material impact on its consolidated financial statements.

Estimates and Uncertainties: The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

NOTE 3 - FINANCE RECEIVABLES:

Net investment in sales-type leases are summarized as follows as of June 30, 2003:

Minimum lease payments receivable	$187,860
Unearned income	(19,180)
Net investment in sales-type leases	168,680
Less: current portion	(90,573)

Long-term Finance receivable	$78,107

Minimum lease payments to be received under the above lease agreements as of June 30, 2003, are as follows:

Year Ended June 30:
2004	$105,941
2005	73,503
2006	7,242
2007	1,174
$187,860

NOTE 4 - INVENTORIES:

Inventories at June 30, 2003 consist of the following:

Raw material	$363,276
Finished goods	111,494
$474,770

NOTE 5 - CONCENTRATION OF CREDIT RISK:

Net finance receivables due within one year total $90,573 excluding interest, with net long-term finance receivables due in more than one year total $78,107, excluding interest. The Company performs credit evaluations and acquires a security interest in each finance receivable and trade receivable pursuant to the Uniform Commercial Code (see Note 12).

NOTE 6 - PROPERTY AND EQUIPMENT:

Property and Equipment at June 30, 2003 are summarized as follows:

		Estimated Useful Life
Machinery and equipment	$483,544	10 years
Furniture and fixtures	107,776	3 to 5 years
Leasehold improvements of lease	43,169	lesser of useful life or lease
	634,489
Less accumulated depreciation	412,881
	$221,608

NOTE 7 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts Payable and Accrued Expenses are summarized as follows:

Accounts payable	$555,815
Accrued payroll	35,748
Accrued inventory purchases	45,490
Other accrued expenses	45,589
Total	$682,642

NOTE 8 - INCOME TAXES:

For income tax reporting purposes, the Company has a December 31 year-end. The Company has a net operating loss carry-forward of approximately $12,000,000 at June 30, 2003 (including net losses for the six months ended June 30, 2003), which can be used to offset future federal taxable income through 2024.

The Company follows SFAS No. 109, "Accounting for Income Taxes". This statement requires that deferred income tax assets and liabilities reflect the impact of "temporary differences" between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

The significant components of the Company's deferred tax assets at June 30, are summarized below:

	2003	2002
Allowance for doubtful accounts	$81,600	$48,000
Net operating loss tax carry forwards	4,826,400	4,284,000
	4,908,000	4,332,000
Valuation allowance	(4,908,000)	(4,332,000)
	$-	$-

The Company also has federal and state research and development credit carry-forwards of approximately $47,000 which begin to expire in fiscal 2015. The Tax Reform Act of 1986 contains certain provisions that limit the Company's ability to utilize net operating loss and tax credit carry-forwards in any given year resulting from cumulative changes in ownership interests in excess of 50% over a three-year period.

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has determined, based on the Company's recent net loss, that a full valuation allowance is appropriate at June 30, 2003.

NOTE 9 - PREFERRED STOCK:

The Board of Directors is authorized to issue 100,000 shares of Preferred Stock, $.001 par value, in one or more series and, to the extent now or hereafter permitted by the laws of the State of Delaware, to fix and determine the preferences, voting powers, qualifications and special and relative rights or privileges of each series including, but not limited to:
       (i)       the number of shares to constitute such series and the distinguishing designation thereof;
       (ii)      (ii) the dividend rate on the shares of such series and the preferences, if any, and the special and relative rights of such shares of such series as to dividends; (iii) whether or not the shares of such series shall be redeemable and, if redeemable, the price, terms and manner of redemption; (iv) the preferences, if any, and the special and relative rights of the shares of such series upon liquidation of the Company; (v) whether or not shares of such series shall be subject to the operation of a sinking fund and, if so, the terms and provisions of such fund; (vi) whether or not such series shall be convertible into shares of any other class or other series of the same class of stock of the Company and, if so, the conversion price or ratio and other conversion rights; (vii) the conditions under which the shares of such series shall have separate voting rights or no voting rights; and (viii) such other designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series to the full extent now or hereafter permitted by the laws of the State of Delaware. Notwithstanding the fixing of the number of shares constituting a particular series, the Board of Directors may at any time authorize the issuance of additional shares of the same series.

Of the 100,000 shares of authorized but undesignated Preferred Stock, 4,000 shares are Series A Convertible Preferred Stock, with a par value of $.001 per share. On February 7, 2000, the Company entered into an Agreement pursuant to which it agreed to sell up to 4,000 Series "A" Convertible Preferred Shares (the "Preferred") and accompanying 5 year warrants (the "Warrants") to purchase common shares, to two unaffiliated accredited investors, B.H. Capital Investments, L.P. and Excalibur Limited Partnership, both of Toronto, Ontario, Canada. The terms of the Preferred were provided for in Certificate of Designations filed with the Secretary of the State of Delaware. Under the Agreement, the investors purchased all tranches as of November 17, 2000.

On April 4, 2002, a group of investors, led by the Company's officers and directors, entered into a stock purchase agreement with BH Capital and Excalibur Partners to retire all of the Convertible Preferred and underlying common shares. Under the stock purchase agreement, BH and Excalibur agreed to exercise, in several conversions, all of the Preferred at a stipulated price of $0.82 per share, yielding 2,528,812 commons shares. The purchasers agreed to buy 2,228,812 common shares from BH and Excalibur for total consideration of $1.5 million, or $0.673 per share, so long as BH and Excalibur would also forfeit any warrants they held in the Company's common stock and any rights to acquire warrants in the future by virtue of this transaction. On April 26, 2002, all transactions under the stock purchase agreement were completed and the Preferred was removed from the Company's outstanding equity.

NOTE 10 - INCENTIVE STOCK OPTION PLANS:

The Company maintains three stock option plans, its 1993 Incentive Stock Option Plan (the "1993 ISO Plan"), its 2000 Incentive Stock Option Plan (the "2000 ISO Plan" and together with the 1993 ISO Plan, the "ISO Plans") and its 2000 Non-qualified Incentive Stock Option Plan (the "2000 NQSO Plan" and, together with the ISO Plans, the "Plans" and individually, a "Plan"). The ISO Plans are maintained under Section 422 of the Internal Revenue Code. The Company has reserved 1,000,000 shares of its common stock for the purpose of granting options (the "Options") under each of the 1993 ISO Plan and the 2000 NQSO Plan. The Company has reserved 500,000 shares of its common stock for the purpose of granting Options under the 2000 ISO Plan. Under each Plan, Options are granted to the Company's officers and employees by the Board of Directors and to members of the Board on a non-discretionary basis. No Options may be granted under the 1993 ISO Plan after November 14, 2003, and no Options may be granted under the 2000 ISO Plan after January 18, 2011. Under each Plan, no Options may be exercised until the twenty-fourth month following the date the Option was granted. At such time, 50% of the shares of common stock covered by the Option may be exercised, the remaining 50% balance are exercisable thirty-six months after issuance of the Option. Options may not be exercisable more than ten years after the date of grant (five years if held by a person holding more than 10% of total voting rights of the Company's outstanding capital stock at the date of grant).

Unless otherwise provided, no Options granted under the Plans are transferable by the Optionee other than by will or by the law of descent and distribution. Options granted under the Plans terminate within a specified period of time following termination of an Optionee's employment.

Under each Plan, the exercise price of the Options shall be equal to or greater than the fair market price of the Company's common stock on the date the Option is granted. With respect to an Option granted to a person who possesses more than 10% of the voting rights of the Company's outstanding capital stock on the date of grant, the exercise price of the Option must be at least equal to 110% of the fair market value of the shares subject to the Option on the date of the grant.

The aggregate fair market value of the common stock (determined at the date of the Option grant) for which stock options granted under the ISO Plans that may become first exercisable in a calendar year may not exceed $100,000.

Options under the ISO Plans are summarized as follows:

	Year Ended June 30, 2003		Year Ended June 30, 2002
	Shares Under Option	Weighted Average Exercise Price	Shares Under Option	Weighted Average Exercise Price
Options outstanding at beginning of year	1,412,000	$3.24	1,158,000	$4.14
Options granted	18,000.70		420,000	1.01
Options expired/withdrawn	(517,000)	3.62	(166,500)	3.84
Options outstanding at end of year	913,000	$3.01	1,412,000	$3.24
Options exercisable:
Number of shares	815,250	$3.18	642,500	$4.20
Weighted average fair value of options granted during the year .		$.57		$47

The Company accounts for options granted to consultants using the Black-Scholes method prescribed by SFAS No. 123 and in accordance with Emerging Issues Task Force Consensus No. 96 - 18. On April 1, 2002, the Board of Directors approved the issuance of 40,000 options under the Company's non-qualified stock option plan to two employees of a public relations firm that performs relations work for the Company. These options were issued in appreciation for the work that was performed. The Company recorded consulting expense of $2,513 in 2002 related to these options.

No Options were granted under the NQSO Plan during the fiscal year ended June 30, 2003. As of such date, there were 90,000 Options issued under the NQSO Plan having a weighted average exercise price of $1.22.

The following table summarizes option data as of June 30, 2003 with respect to all outstanding Options:

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.46 - $2.50	464,000	4.01	$1.11	371,250	$1.12
$2.51 - $5.00	434,000	1.75	$3.64	434,000	$3.64
$5.01 - $7.50	60,000	1.08	$6.25	60,000	$6.25
$7.51 - $10.00	45,000	6.59	$8.94	40,000	$9.02
Total	1,003,000			905,250

On July 10, 2003, the Board of Directors approved the issuance of 185,000 options under the Company's 2000 ISO Plan and 530,000 options under the Company's 2000 NQSO Plan to certain officers and directors of the Company. The exercise price for all of the options issued was $0.77 per share.

NOTE 11 - COMMITMENTS:

Leases: The following is the future minimum rental payment required for all non-cancelable operating leases:

Year Ended June 30:
2004	$146,803
2005	148,718
2006	101,773
2007	36,050
2008	36,050
2009 and thereafter	138,192
$607,586

The rent expense for the year ended June 30, 2003 was $147,439, rent expense for the year ended June 30, 2002 was $117,303.

Officer's And Employee Compensation: One of the Company's officers had an employment agreement for a one year term that expired on December 31, 2002. For the years ended June 30, 2003, and 2002, the officer earned annual base compensation of $ 130,657 and $250,000, respectively.

NOTE 12 - MAJOR CUSTOMERS:

Sales to one foreign customer in China as a percentage of net sales totaled 25% and 15% in 2003 and 2002, respectively. The total accounts receivable for this customer accounted for 29% of the total accounts receivable as of June 30, 2003.

NOTE 13 - VENDOR CONCENTRATION:

Purchases from three unaffiliated suppliers comprised approximately 15% of the Company's net purchases in 2002.

Note 14 - LITIGATION

In March 2003, Mr. Todd DeMatteo, the former President and Chief Executive Officer of the Company, commenced legal proceedings against the Company in Connecticut Superior Court for collection of a $100,000 promissory note plus interest, late fees and costs of collection. The promissory note was issued in December of 2002 to reflect a $100,000 loan made by Mr. DeMatteo to the Company at that time. Although the Company has questioned the circumstances of such loan, the Company has nevertheless elected not to defend such legal proceedings and it is expected that judgment has entered or will enter against the Company in the amount of approximately $123,000. A garnishment of $116,197 related to the March 2003 legal proceeding has been imposed restricting cash in banks in anticipated payment of the DeMatteo promissory note, fees and interest.

Also in March 2003, Mr. DeMatteo commenced additional legal proceedings in Connecticut Superior Court seeking damages in the amount of $875,000 for breach of Mr. DeMatteo's Executive Employment Agreement with the Company. The Company arranged to have such proceedings stayed pending arbitration of the amounts in question as required by the terms of the agreement. Mr. DeMatteo subsequently commenced an arbitration proceeding against the Company relating to the same subject matter. No arbitrator has been appointed and no hearings have been held with respect to such arbitration proceeding. In August 2003, Mr. DeMatteo again sought preliminary relief in the Connecticut Superior Court by the filing of a Motion for Order Pendente Lite in Aid of Arbitration seeking attachments of assets of the Company in anticipation of an award in such arbitration proceeding. The Company believes that it has substantial defenses to such proceedings and intends to defend vigorously.

On March 27, 2003, the Company filed a complaint for declaratory judgment and other relief against Mr. DeMatteo in the Circuit Court of Cook County, Illinois, DiaSys Corporation v. Todd M. DeMatteo, No. 03 CH 05737 alleging that Mr. DeMatteo converted proprietary information of the Company and breached his fiduciary duties. The suit seeks to recover actual, compensatory and punitive damages suffered as a result of Mr. DeMatteo's wrongful conduct.

INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets at December 31, 2003 (unaudited) and June 30, 2003

Consolidated Statements of Operations for Three and Six Months Ended December 31, 2003 and December 31, 2002 (unaudited)

Consolidated Statement of Changes in Stockholders' Equity and Other Comprehensive Income for the Six Months Ended December 31, 2003 (unaudited)

Statements of Consolidated Cash Flows for the Three and Six Months Ended December 31, 2003 and December 31, 2002 (unaudited)

Notes to Consolidated Financial Statements (unaudited)

DIASYS CORPORATION & SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2003
ASSETS
	December 31, 2003 Unaudited	June 30, 2003 Audited
CURRENT ASSETS:
Cash and equivalents	$30,618	$72,019
Restricted cash	95,659	116,197
Accounts receivable, less allowance for doubtful accounts of $18,995 and $360,000	284,770	900,959
Finance receivables, net	79,205	90,573
Inventories	489,555	474,770
Prepaid expenses and other current assets	102,697	135,423
Total Current Assets	1,082,504	1,789,941
EQUIPMENT, FURNITURE AND FIXTURES, LESS
ACCUMULATED DEPRECIATION of $494,084 and $436,867	226,500	237,933
OTHER ASSETS:
Patents, less accumulated amortization of $844,137 and $744,504	2,166,685	2,216,312
Other assets-non-current	10,151	46,135
Long-term finance receivables, net	39,276	78,107
Total Other Assets	2,166,112	2,340,554
TOTAL ASSETS	$3,475,116	$4,368,428
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$546,549	$555,815
Accrued expenses	143,052	126,827
Due to bank	28,570	11,131
Loans payable from shareholders	365,954	320,000
Total Current Liabilities	1,084,125	1,013,773
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock $.001 par value:
Authorized 99,900,000 shares 12,418,393 issued and outstanding	12,418	12,418
Additional paid-in-capital	16,580,427	16,403,927
Accumulated deficit	(14,286,536)	(13,104,009)
Accumulated other comprehensive income	84,682	42,319
Total Stockholders' Equity	2,390,991	3,354,655
Total Liabilities and Stockholders' Equity	$3,475,116	$4,368,428

See accompanying notes to consolidated financial statements.	F-17

DIASYS CORPORATION & SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
NET SALES	$466,391	$678,391	$827,779	$1,351,112
COST OF GOODS SOLD	199,963	257,435	340,885	495,601
GROSS PROFIT	266,428	420,956	486,893	855,511
OPERATING EXPENSES
Selling	186,554	313,119	337,083	642,617
General & administrative	568,960	523,839	1,167,543	829,621
Research & development	42,228	117,560	111,261	231,772
	797,742	954,518	1,615,887	1,704,010

LOSS FROM OPERATIONS	(531,314)	(533,562)	(1,128,994)	(848,499)

OTHER INCOME:
Interest income	-	(9,602)	(4,730)	(13,460)
Interest expense	22,949	-	58,263	-
LOSS BEFORE INCOME TAXES	(554,263)	(523,960)	(1,182,527)	(835,039)

INCOME TAXES	-	5,220	-	5,220

NET LOSS	$(554,263)	$(529,180)	$(1,182,527)	$(840,259)

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING	12,418,393	10,674,971	12,418,393	10,674,971

BASIC AND DILUTED LOSS
PER COMMON SHARE	$(0.04)	$(0.05)	$(0.10)	$(0.08)

See accompanying notes to consolidated financial statements.	F-18

DIASYS CORPORATION & SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY AND OTHER
COMPREHENSIVE LOSS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2003

(UNAUDITED)
						Accumulated
					Additional	Other
	Common Stock		Preferred Stock		Paid in	Comprehensive	Accumulated	Total
	Shares	Par Value	Shares	Par Value	Capital	Income	Deficit	Equity
BALANCE JULY 1, 2003	12,418,393	$12,418	-	-	$16,403,927	$42,319	$(13,104,009)	$3,354,655

Net loss	-	-	-	-	-	-	(1,182,527)	(1,182,527)

Stock compensation award	-	-	-	-	144,000	-	-	144,000

Beneficial conversion on note payable	-	-	-	-	32,500	-	-	32,500

Foreign currency translation adjustment	-	-	-	-	-	42,363	-	42,363

BALANCE DECEMBER 31, 2003	12,418,393	$12,418	-	-	$16,580,427	$84,682	$(14,286,536)	$2,390,991

Comprehensive loss, i.e. net loss of $(1,182,527) plus other comprehensive income of $42,363 totals ($1,140,164) for the six-month period ended December 31, 2003.

See accompanying notes to consolidated financial statements.	F-19

DIASYS CORPORATION & SUBSIDIARY
Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended December 31,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(1,182,527)	$(840,259)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Amortization of patents and software	99,633	76,790
Depreciation of equipment, furniture and fixtures	57,226	21,103
Bad debt expense	-	(120,000)
Write off of other receivable	29,833	-
Stock Compensation	144,000	-
Charge for beneficial conversion of note payable	32,500	-
Changes in assets and liabilities:
Accounts receivable	616,189	219,331
Inventories	(14,785)	51,359
Prepaid expenses and other current assets	2,893	40,915
Other assets	35,984	9,014
Accounts payable and accrued expenses	24,398	(9,452)
Net cash flows used in operating activities	(154,655)	(551,199)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment, furniture and fixtures	-	(18,767)
Decrease (Increase) in finance receivables	50,200	(55,234)
Costs of computer software	-	(1,418)
Costs of patents	-	(28,683)
Decrease in restricted cash	20,538	-
Net cash flows provided by (used in) investing activities	70,738	(104,102)
CASH FLOWS FROM FINANCING ACTIVITIES:
Additional issuance of common stock	-	(4,814)
Increase in loans from shareholders	45,954	-
Proceeds from note payable officer	-	100,000
Net cash flows provided by financing activities	45,954	95,186
Effect of foreign currency translation on cash	(3,438)	18,580
NET CHANGE IN CASH AND CASH EQUIVALENTS	(41,401)	(541,535)
CASH AND EQUIVALENTS, BEGINNING OF PERIOD	72,019	544,192
CASH AND EQUIVALENTS, END OF PERIOD	$30,618	$2,657
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$-	$-
Income taxes paid	$-	$-
See accompanying notes to consolidated financial statements                                                                                                                           F-20

DIASYS CORPORATION & SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED DECEMBER 31, 2003
(UNAUDITED)
Note 1. Basis of the Presentation:

The accompanying unaudited consolidated financial statements include the accounts of DiaSys Corporation and DiaSys Europe Limited its wholly owned subsidiary. The consolidated balance sheet for the end of the preceding fiscal year has been derived from the Company's last audited consolidated balance sheet contained in the Company's Form 10-KSB and is provided for comparative purposes. All other consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments, which include only normal recurring adjustments necessary to fairly present the consolidated financial position, results of operations and changes in cash flows for all periods presented, have been made. Operating results for the six-month period ended December 31, 2003 are not necessarily indicative of the results that may be expected for the year ending June 30, 2004. For further information, refer to the consolidated financial statements and footnotes included in the Company's annual report on Form 10-KSB for the year ended June 30, 2003.

Stock Compensation: The Company uses the intrinsic value method of accounting for stock options. Had compensation cost for the Company's employee stock option plans been determined based on the fair value at the grant dates of awards under these plans consistent with the method of SFAS No. 123, the Company's net loss would have been adjusted to reflect the following pro forma amounts:

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2003	2002	2003	2002
Loss:	$(554,263)	$(529,180)	$(1,182,527)	$(840,259)
As reported
Effect of stock-based employee compensation expense determined under fair valuation method for all awards, net of any related tax effects	(99,142)	(145,571)	(198,283)	(291,143)
Pro forma	$(653,405)	$(674,751)	$(1,380,810)	$(1,131,402)
Loss per common share:
Basic and diluted loss per share:
As reported	$(0.04)	$(0.05)	$(0.10)	$(0.08)
Pro forma	$(0.05)	$(0.06)	$(0.11)	$(0.11)

Note 2. Legal Proceedings

In March 2003, Mr. Todd DeMatteo, the former President and Chief Executive Officer of the Company, commenced legal proceedings against the Company in Connecticut Superior Court for collection of a $100,000 promissory note plus interest, late fees and costs of collection. The promissory note was issued in December of 2002 to reflect a $100,000 loan made by Mr. DeMatteo to the Company at that time. Although the Company has questioned the circumstances of such loan, the Company nevertheless elected not to defend such legal proceedings and judgment has been entered against the Company in the amount of $122,087. A garnishment of $135,874 related to the March 2003 legal proceeding has been imposed restricting cash in banks in anticipated payment of the DeMatteo promissory note, fees and interest. In

November 2003, a payout of $40,215 was made from the restricted cash in partial payment of the underlying promissory note.

In March 2003, Mr. DeMatteo commenced additional legal proceedings in Connecticut Superior Court seeking damages in the amount of $875,000 for breach of Mr. DeMatteo's Executive Employment Agreement with the Company. The Company arranged to have such proceedings stayed pending arbitration of the amounts in question as required by the terms of the agreement. Mr. DeMatteo subsequently commenced an arbitration proceeding against the Company relating to the same subject matter. No arbitrator has been appointed and no hearings have been held with respect to such arbitration proceeding. In August 2003, Mr. DeMatteo again sought preliminary relief in the Connecticut Superior Court by the filing of a Motion for Order Pendente Lite in Aid of Arbitration seeking attachments of assets of the Company in anticipation of an award in such arbitration proceeding. A preliminary hearing was held and on October 10, 2003 the court ordered a preliminary attachment of the Company's assets in the amount of $575,000. The Company believes that it has substantial defenses to Mr. DeMatteo's claims and intends to defend vigorously and therefore has not accrued any liability associated with this claim as of December 31, 2003.
Note 3. Notes Payable - Officers and Directors

On October 11, 2002, Mr. DeMatteo loaned the Company $53,500. On December 16, 2002, Mr. DeMatteo loaned the Company an additional $46,500. On December 20, 2002, Mr. DeMatteo and the Company executed a promissory note for a principal amount of $100,000 to evidence the loans. Under the terms of the promissory note, interest accrues on the unpaid principal balance at a rate of 6% (changing to a rate of 12% if the note is not timely paid), and the note matured on January 31, 2003. The note is secured by all of the assets of the Company. In March 2003, Mr. Todd DeMatteo, the former President and Chief Executive Officer of the Company, commenced legal proceedings against the Company in Connecticut Superior Court for collection of the $100,000 promissory note plus interest, late fees and costs of collection. Although the Company has questioned the circumstances of such loan, the Company has nevertheless elected not to defend such legal proceedings and judgment has been entered against the Company in the amount of $122,087. A garnishment of $135,874 related to the March 2003 legal proceeding has been imposed restricting cash in banks in anticipated payment of the DeMatteo promissory note, fees and interest. In November 2003, a payout of $40,215 was made from the restricted cash in partial payment of the underlying promissory note.

In May 2003, Mr. Sherwin Gilbert, a member of the Company's Board of Directors loaned the Company $20,000. The loan is evidenced by a convertible demand promissory note, bearing interest at 8% per year and convertible into shares of the Company's common stock at $0.40 per share.

In September 2003, Mr. Howard Bloom, a member of the Company's Board of Directors loaned the Company $50,000. The loan is evidenced by a convertible demand promissory note, bearing interest at 8% per year and convertible into shares of the Company's common stock at $0.40 per share. The note included a beneficial conversion feature which resulted in the Company recording $32,500 in interest expense during the quarter ended September 30, 2003.

Notes payable also includes $150,000 of convertible promissory notes and a $50,000 unsecured convertible debenture issued to certain individuals that are not members of management in exchange for loans made by such shareholders. The notes accrue interest at 8%.

Note 4. Stock Award

On November 24, 2003 the Company approved an award of 300,000 shares to 2 officers and the Chairman of the Board in lieu of salary compensation for calendar year 2003. Total compensation was $144,000 which was included in Selling, General and Administrative expense in the accompanying consolidated financial statements.

2,486,600 Shares

DIASYS CORPORATION
Common Stock
($.001 par value)

PROSPECTUS

May 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Our Bylaws limits the liability of our directors and officers for expenses to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

      Our Certificate of Incorporation provides that we must indemnify our directors and may indemnify our other officers, employees and agents to the fullest extent permitted by law.

      We have entered into agreements to indemnify our directors and officers, in addition to indemnification provided for in our Bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of DiaSys, arising out of such person's services as a DiaSys director or officer, any subsidiary of DiaSys or any other company or enterprise to which the person provides services at our request.

      DiaSys' Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The Company will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates.

Registration Fees	$ 253.40
American Stock Exchange Listing Fee	22,500.00
Legal Fees and Expenses	30,000.00
Accounting Fees and Expenses	25,000.00
Printing Costs	8,000.00
Miscellaneous	1,000.00
Total	$86,735.40

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

      On June 28, 2002, the Company sold 781,250 shares of its Common Stock in a private placement for aggregate proceeds of $500,000.

      On June 30, 2003, the Company issued: (i) 125,000 shares of the Company's common stock to Mr. Morris Silverman, the Company's Chairman of the Board, as full repayment for $50,000 loaned to the Company by Mr. Silverman on May 10, 2003; (ii) 125,000 shares of the Company's common stock to Mr. Marshall Witzel, the Company's then Chief Executive Officer, as full repayment for $50,000 loaned to the Company by Mr. Witzel on May 25, 2003; and (iii) 375,000 shares of the Company's common stock to Mr. Gregory Witchel the Company's President, as full repayment for an aggregate of $150,000 loaned to the Company by Mr. Witchel on May 1, 2003 and May 26, 2003.

      In February, 2004, the Company issued 200,000 shares of Common Stock to two persons as compensation for services rendered.

      In March, 2004, the Company issued 26,458 shares of Common Stock to two persons, as compensation for services rendered.

      In March, 2004, the Company issued an aggregate of 714,323 Shares of Common Stock to seven people in connection with the conversion of an aggregate of $270,000 principal amount of outstanding demand convertible notes.

      In April, 2004, the Company agreed to issue 100,000 shares of Common Stock to one person as compensation for services rendered.

      The shares issued were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

      The certificates representing the securities issued displayed a restrictive legend to prevent transfer except in compliance with applicable laws, and our transfer agent has been instructed not to permit transfers unless it receives an opinion of counsel regarding each such transfer. The Company believes that all persons who acquired such securities were accredited investors, as that term is defined in Rule 591(a) under the Securities Act.

ITEM 27. EXHIBITS

Exhibit Number	Description

1.1	Common Stock Purchase Agreement with Icon Investors, Ltd.*
1.2	Registration Rights Agreement with Icon Investors, Ltd.*
1.3	Consulting Agreement, dated February 17, 2004, with Capital Management Interantionale*
1.4	Amendment No. 1 to Common Stock Purchase Agreement with Icon Investors, LLC*
1.5	Form of Escrow Agreement with Icon Investors, LLC*
1.6	Form of Draw Down Notice to Icon Investors*
1.7	Form of legal opinion to be delivered to Icon Investors, LLC**
3.1	Certificate of Incorporation (Incorporated by reference to the Exhibit 3.1 to the Registrant's Registration Statement on Form 8-A filed with the Commission on October 20, 1994 )
3.2	By-Laws (Incorporated by reference to the Exhibit 3.2 to the Registrant's Registration Statement on Form 8-A filed with the Commission on October 20, 1994)
4.1	Form of Common Stock Certificate (Incorporated by reference to the Exhibit 4.1 to the Registrant's Registration Statement on Form 8-A filed with the Commission on October 20, 1994)
5.1	Opinion of Levy & Droney PC*
10.1	Rights Agreement (Incorporated by reference to the Exhibit 4.2 to the Registrant's Registration Statement of Form S-3 filed with the Commission on November 27, 2002)
11	Computation of Earnings Per Share*
21	Subsidiaries of the Registrant: DiaSys Europe, Ltd, a United Kingdom Company
23.1	Consent of Levy & Droney PC (incorporated in Exhibit 5.1)
23.2	Consent of Deloitte & Touche, LLP, independent auditors.**
23.3	Consent of Wiss & Company, LLP, independent accountants.*
24.1	Power of Attorney *

*   Incorporated by rerference to corresponding exhibit filed with the Registration Statement on March 24, 2004, or amended.
** Filed herewith.

ITEM 28. UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or its most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered), and any deviation from the low or high end of the estimated maximum offering range, may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

      PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (a)(i) and (a)(ii) above do not apply if the information required with or furnished to the Securities and Exchange Commission to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (d) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (f) For the purposes of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterbury, State of Connecticut, on the 11th day of May, 2004.

DIASYS CORPORATION

By: S/ GREGORY WITCHEL
Gregory Witchel,
Chief Executive Officer and Director